                                                                   Exhibit 10.13

                                 LOAN AGREEMENT

                      dated as of the ___ day of July, 2008

                                 by and between

                            TECH LANDLORD (GER) LLC,

                a Delaware limited liability company, as Borrower

                                       and

                         WESTDEUTSCHE IMMOBILIENBANK AG,

                         a German corporation, as Lender

                                TABLE OF CONTENTS

1.  DEFINITIONS...........................................................    1
    1.1   Definitions.....................................................    1
    1.2   Construction/Interpretation.....................................   15
    1.3   Accounting Principles...........................................   16

2.  AGREEMENT TO BORROW AND LEND..........................................   17
    2.1   Agreement to Borrow and Lend....................................   17
    2.2   The Note........................................................   17
    2.3   Term............................................................   17

3.  LOAN INTEREST RATES, PAYMENTS AND FEES................................   17
    3.1   Interest Rate...................................................   17
    3.2   Adjustment of Applicable Future Advance Margin..................   18
    3.3   Default Interest Charge.........................................   18
    3.4   Intentionally Omitted...........................................   18
    3.5   Intentionally Omitted...........................................   18
    3.6   Payments........................................................   18
    3.7   Intentionally Omitted...........................................   19
    3.8   Payment Dates...................................................   19
    3.9   Optional Prepayments............................................   19
    3.10  Mandatory Prepayment............................................   20
    3.11  Application of Prepayment.......................................   21
    3.12  Additional Compensation in Certain Circumstances................   21
    3.13  Tax Withholding.................................................   22
    3.14  Closing Fee.....................................................   22
    3.15  Commitment Fee..................................................   24

4.  AFFIRMATIVE COVENANTS.................................................   24
    4.1   Preservation of Existence, Etc..................................   24
    4.2   Payment of Liabilities, Including Impositions...................   25
    4.3   Compliance With Laws............................................   25
    4.4   Keeping of Records and Books of Account.........................   25
    4.5   Visitation Rights...............................................   26
    4.6   Affiliate Indebtedness..........................................   26
    4.7   Maintenance of Insurance........................................   26
    4.8   Insurance Proceeds, Condemnation and Restoration................   27
    4.9   Notice..........................................................   31
    4.10  Intentionally Omitted...........................................   31
    4.11  Performance of Obligations......................................   31
    4.12  Payment of Costs................................................   31
    4.13  Compliance With Agreements......................................   31
    4.14  Intentionally Omitted...........................................   31
    4.15  Title to Land and Improvements..................................   31

    4.16  Further Assurances..............................................   31
    4.17  Estoppel Certificate............................................   32
    4.18  Intentionally Omitted...........................................   32
    4.19  Repairs.........................................................   32
    4.20  Use of Property.................................................   33
    4.21  Inspection......................................................   33
    4.22  Protection Against Lien Claims..................................   33
    4.23  Conditions Precedent............................................   33
    4.24  Management of the Project.......................................   33
    4.25  Security Deposits...............................................   34
    4.26  Single Purpose Entity...........................................   34
    4.27  Debt Service Coverage Ratio/Loan to Value Ratio/Cash
             Management Following Cash Trap Event.........................   35

5.  NEGATIVE COVENANTS....................................................   38
    5.1   Changes in Organizational Documents.............................   39
    5.2   Transfer of Land and Improvements...............................   39
    5.3   Change in Ownership.............................................   39
    5.4   Liquidations, Mergers, Consolidations, Acquisitions.............   39
    5.5   Breach of Documents.............................................   39
    5.6   Judgments.......................................................   39
    5.7   Leasing of Premises.............................................   40
    5.8   Material Adverse Change.........................................   40
    5.9   Conduct of Business.............................................   40
    5.10  Creation of Liens...............................................   40
    5.11  Value of Collateral.............................................   40
    5.12  Material Alterations............................................   40
    5.13  Transfer of Personalty..........................................   41
    5.14  Disposition of Rental Income....................................   41
    5.15  Indebtedness....................................................   41
    5.16  Dividends/Distributions.........................................   41
    5.17  Materials and Fixtures..........................................   42
    5.18  Pension Plans and Benefit Arrangements..........................   42
    5.19  Debt Cancellation...............................................   42
    5.20  Certain Restrictions............................................   42
    5.21  No Subsidiaries.................................................   42
    5.22  Place of Business...............................................   42
    5.23  Identity........................................................   42
    5.24  Anti-Terrorism Laws.............................................   42

6.  CONDITIONS TO LENDING.................................................   43
    6.1   Conditions to Disbursement of the Initial Advance...............   43
    6.2   Conditions to Disbursement of Future Advance....................   44

7.  REPORTING REQUIREMENTS................................................   46

    7.1   Appraisals, Environmental Reports and Title Reports.............   46
    7.2   Financial Reports...............................................   46
    7.3   Data Failure....................................................   46

8.  REPRESENTATIONS AND WARRANTIES........................................   47
    8.1   Due Formation, Capacity.........................................   47
    8.2   Power and Authority.............................................   47
    8.3   Validity and Binding Effect.....................................   47
    8.4   No Conflict.....................................................   47
    8.5   Other Agreements................................................   48
    8.6   No Potential Default or Event of Default........................   48
    8.7   No Litigation or Investigations.................................   48
    8.8   Financial Statements and Other Information......................   48
    8.9   Impositions.....................................................   48
    8.10  Title Aspects...................................................   48
    8.11  Zoning and Governmental Approvals...............................   49
    8.12  Utilities.......................................................   49
    8.13  No Casualty or Taking...........................................   49
    8.14  Security Interests..............................................   49
    8.15  Lien of Mortgage................................................   49
    8.16  Compliance with Laws............................................   50
    8.17  Anti-Terrorism Laws/Anti-Money Laundering.......................   50
    8.18  Environmental Matters...........................................   51
    8.19  Insurance.......................................................   52
    8.20  Solvency........................................................   52
    8.21  Leases..........................................................   52
    8.22  Survival of Representations.....................................   53

9.  INTENTIONALLY OMITTED. ...............................................   53

10. DEFAULTS AND REMEDIES.................................................   53
    10.1  Events of Default...............................................   53
    10.2  Remedies........................................................   55
    10.3  Notice of Sale..................................................   56
    10.4  Protective Advances.............................................   56

11. MISCELLANEOUS.........................................................   57
    11.1  Modifications, Amendments or Waivers............................   57
    11.2  No Implied Waivers; Cumulative Remedies; Writing Required.......   57
    11.3  Reimbursement and Indemnification of the Lender by
             the Borrower.................................................   57
    11.4  Value Added Tax.................................................   58
    11.5  Holidays........................................................   58
    11.6  Funding by Branch, Subsidiary or Affiliate......................   58
    11.7  Notices.........................................................   59
    11.8  Severability....................................................   59

    11.9  Governing Law...................................................   59
    11.10 Prior Understanding.............................................   59
    11.11 Duration; Survival..............................................   59
    11.12 Successors and Assigns..........................................   60
    11.13 Counterparts....................................................   60
    11.14 Exceptions......................................................   60
    11.15 No Third Parties Benefited......................................   60
    11.16 Authority to File Notices.......................................   60
    11.17 Publicity.......................................................   61
    11.18 Interpretation..................................................   61
    11.19 Status of Parties...............................................   61
    11.20 Brokerage Fee...................................................   61
    11.21 WAIVER OF JURY TRIAL............................................   61
    11.22 CONSENT TO JURISDICTION.........................................   62
    11.23 Time of Essence.................................................   62

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT (this "Agreement") is made as of the ___ day of July, 2008, by and between TECH LANDLORD (GER) LLC, a Delaware limited liability company (the "Borrower") and WESTDEUTSCHE IMMOBILIENBANK AG, a German corporation (the "Lender").

                                   WITNESSETH:

     WHEREAS, the Borrower has requested that the Lender provide a term loan to the Borrower in the principal amount of up to E27,700,000 (each initially capitalized term used in these recitals having the meaning ascribed to it in
Article 1); and

     WHEREAS, Lender is willing to provide the Loan upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

                                 1. DEFINITIONS

     1.1 Definitions.

     In addition to words and terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

     "Account Collateral" shall mean, whether now owned or existing or hereafter acquired or arising and regardless of where located, (i) the Cash Trap Account, the Financial Covenant Reserve Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Cash Trap Account and the Financial Covenant Reserve Account, including, without limitation, all deposits or wire transfers made to the Cash Trap Account and the Financial Covenant Reserve Account; (ii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) or (ii) above, all "proceeds" (as defined in the Uniform Commercial Code) of any or all of the foregoing.

     "Actebis" shall mean Actebis Peacock GmbH, a German limited liability company.

     "Actebis Guarantor" shall mean Actebis GmbH, a German corporation.

     "Actebis Lease" shall mean that certain Lease Agreement (Mietvertrag) between the Borrower, as landlord, and Actebis, as tenant, and guaranteed by the Actebis Guarantor pursuant to the Actebis Lease Guaranty, as the same may be amended, replaced or supplemented from time to time by the parties thereto with the prior written consent of the Lender pursuant to this Agreement.

     "Actebis Lease Guaranty" shall mean that certain Lease Guaranty of even date herewith made by the Actebis Guarantor in favor of the Borrower guaranteeing the obligations of Actebis under the Actebis Lease as the same may be amended, replaced or supplemented from time to time by the parties thereto with the prior written consent of the Lender.

     "Affiliate" shall mean, with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with that party; (b) any Person directly or indirectly owning or controlling 50% or more of the outstanding voting interests of that Person; or
(c) any Person that is the direct or indirect holder of 50% or more of the voting interests of a Person described in clauses (a) or (b) of this definition. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" shall mean this Loan Agreement as the same may be supplemented or amended from time to time, including all schedules and exhibits.

     "Anti-Terrorism Laws" shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Law administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

     "Applicable Initial Advance Margin" shall mean one hundred and fifty-five basis points (155 bps).

     "Applicable Future Advance Margin" shall mean one hundred and fifty-five basis points (155 bps), which margin may be increased or decreased by Lender in accordance with Section 3.2 hereof.

     "Appraisal" shall mean a written appraisal prepared by an independent appraiser engaged by the Lender at the Borrower's sole cost and expense prepared in compliance with all applicable regulatory requirements, being also subject to the Lender's customary independent appraisal requirements.

     "Appraisal Value-As-Is" shall mean, as of any date of determination, the "as-is" euro value of the Project, as determined by an Appraisal of the Project.

     "Assignment of Leases" shall mean that certain Assignment of Leases of even date herewith pursuant to which the Borrower collaterally assigns all of its right, title and interest in and to the Leases, including the Actebis Lease, to the Lender, as the same may be amended, replaced or supplemented from time to time in writing with the prior written consent of the Lender.

     "Assignment of Lease Guaranty" shall mean that certain Assignment of Lease Guaranty of even date herewith from the Actebis Guarantor to the Lender, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the prior written consent of the Lender.

     "Bad Wunnenberg Building" shall mean that certain warehouse and distribution center, having an address at Graf-Zeppelin-Strasse 9, 33181 Bad Wunnenberg, Germany and containing approximately 33,812 rentable square meters, together with all ancillary structures and the Expansion Structure, if any.

     "Bad Wunnenberg Site" shall mean the Land on which the Bad Wunnenberg Building is located.

     "Benefit Arrangement" shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

     "Blocked Person" shall have the meaning assigned to such term in Section
8.15 [Anti-Terrorism Laws] hereof.

     "Borrower" shall mean TECH LANDLORD (GER) LLC, a Delaware limited liability company.

     "Borrower Documents" shall mean the Borrower's certificate of formation, operating agreement and other formation documents, and all amendments thereto.

     "Borrowing Date" shall mean the date of any disbursement of the Loan and any date for the making, the renewal or conversion of a portion of the Loan, which shall be a Business Day.

     "Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York or Mainz, Germany, and, in relation to any date for payment or purchase of euros, which day must also be a TARGET Day.

     "Cash Trap Account" has the meaning given such term in Section 4.27(c) hereof.

     "Cash Trap Cure" has the meaning given such term in Section 4.27(f) hereof.

     "Cash Trap Event" has the meaning given such term in Section 4.27(c) hereof.

     "Cash Trap Period" shall mean the period commencing upon the occurrence of the Cash Trap Event and continuing until the Cash Trap Cure.

     "Closing Date" shall mean the date of the disbursement of the Initial Advance.

     "Closing Fee" shall mean, with respect to the Initial Advance, an amount equal to E216,600 (representing ninety-five basis points (0.95%) of the Initial Advance) payable on the Closing Date, and, with respect to the Future Advance, an amount equal to the product of (x) 0.95% and (y) the amount of the Future Advance, payable upon funding of the Future Advance.

     "Collateral" shall mean, collectively, the real estate encumbered by the Mortgage, and all security pledged pursuant to this Agreement and the other Loan Documents, all whether now owned or hereafter acquired and all proceeds and products of the foregoing.

     "Commitment Fee" shall mean (i) with respect to the Initial Advance, a fee equal to the product of (x) a rate per annum equal to 80/100 percent (0.80%) and
(y) the amount of the Initial Advance to be made hereunder, accruing from the date of this Agreement until disbursement of the Initial Advance in accordance with the terms and conditions hereof, and (ii) with respect to any Future Advance, a fee equal to the product of (x) a rate per annum equal to 80/100 percent (0.80%) and (y) the amount of the Future Advance to be made hereunder, payable from the date of this Agreement until the earlier of the cancellation by Borrower of the Future Advance and the disbursement of the Future Advance in accordance with the terms and conditions hereof, in each case payable pursuant to Section 3.14 hereof.

     "Compliance Certificate" shall have the meaning given such term in Section 4.27(a).

     "Contamination" shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating from the Land, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation of or other response to such Regulated Substances or which otherwise constitutes a violation of Environmental Laws.

     "Counterparty" shall mean the Lender.

     "Debt Service Coverage Ratio" or "DSCR Ratio" shall mean, as of the relevant date of calculation by the Lender, the ratio (expressed as a percentage) that (x) Projected Net Rental Income for the immediately succeeding
(12) months (or, in the event the remaining term of the Loan is less than twelve
(12) months, the annualized Projected Net Rental Income for the remaining term of the Loan) bears to (y) Projected Debt Service for the immediately succeeding twelve (12) month period (or, in the event the remaining term of the Loan is less than twelve (12) months, the annualized Project Debt Service for the remaining term of the Loan).

     "Default Rate" shall mean the Interest Rate plus four hundred (400) basis points.

     "Environmental Complaint" shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Law or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Law.

     "Environmental Law" shall mean all Applicable Laws, including consent decrees, settlement agreements, and judgments issued by or entered into with an Official Body, pertaining or relating to: (i) pollution or pollution control;
(ii) protection of human health or the health of animals or plants or the environment (including, without limitation, any building, land, water, air or natural or man made structure); (iii) employee safety in the workplace (but excluding workers compensation and wage and hour laws); (iv) the presence, use, management, generation, manufacture, processing, extraction, refining, treatment, recycling, reclamation, labeling, transport, collection, distribution, storage, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and
(vii) the protection of Environmentally Sensitive Areas.

     "Environmental Report" shall mean, collectively, that certain Environmental Due Diligence Assessment for the Bad Wunnenberg Site prepared by URS Deutschland GmbH, dated April 7, 2008, and that certain Environmental Due Diligence Assessment for the Soest Site prepared by URS Deutschland GmbH, dated April 14, 2008, together with all annexes, schedules, exhibits and attachments thereto.

     "Environmentally Sensitive Area" shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Law, including Environmental Laws; (iii) any area of historic, archeological or palentologic significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a flood plain or other flood hazard area as defined pursuant to any applicable Laws.

     "Equity Interests" shall mean any and all membership interests, limited or general partnership units or shares of stock in a limited liability company, partnership or corporation, as the case may be.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

     "ERISA Group" shall mean, at any time, the Borrower, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities, which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "EUR," "euro" and the symbol "E" shall mean lawful money of the European Union.

     "Event of Default" or "Events of Default" shall have the meaning assigned to those terms in Section 10.1.

     "Executive Order No. 13224" shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

     "Expansion Structure" shall mean those certain buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected at the Bad Wunnenberg Site to create an expansion to the Bad Wunnenberg Building in accordance with the terms of the Actebis Lease.

     "Expiration Date" shall mean the earliest of (i) July ___, 2015; or (ii) the date upon which the Loan is accelerated pursuant to this Agreement.

     "Financial Ratio" shall have the meaning given such term in Section
4.27(a).

     "Financial Covenant Reserve Account" shall have the meaning given such term in Section 4.27(c).

     "Financing Statements" shall mean the financing statements and continuation statements or amendments thereto, which the Lender may from time to time require in order to perfect its security interest in the collateral described in this Agreement and the other Loan Documents pursuant to the applicable Uniform Commercial Code.

     "Future Advance" shall mean an advance made by the Lender to finance in part the construction of the Expansion Structure in an amount not to exceed the lower of (i) E4,900,000 and (ii) seventy percent (70%) of the cash amount Borrower has actually advanced from its own funds to finance construction of the Expansion Structure, all subject to the terms and conditions of this Agreement.

     "Future Advance Interest Rate" shall mean a rate of interest per annum equal to the sum of (i) the Euroswap rate (EURSFIXA) published on the Reuters ISDAFIX screen for swaps having a maturity at least equal to the term of the Future Advance (which shall commence on the Borrowing Date for the Future Advance and end on the Expiration Date) two Business Days prior to such Borrowing Date plus (ii) the Applicable Future Advance Margin.

     "GAAP" shall mean generally accepted accounting principles consistently applied.

     "Governmental Approvals" shall mean all consents, licenses, permits and all other authorizations or approvals required by German or European Official Bodies with respect to the use and occupancy of the Improvements.

     "Impositions" shall mean all (i) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto and charges for any easement or agreement maintained for the benefit of the Land and Improvements, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon the Land or the Improvements, or the rent or income received therefrom, or any use or occupancy thereof, and (ii) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against the Borrower or any of its properties.

     "Improvements" shall mean the Soest Building, the Bad Wunnenberg Building (including the Expansion Structure, if any) and all other improvements on the Land.

     "Indebtedness" shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any guaranty of indebtedness for borrowed money.

     "Indemnified Person" shall have the meaning given such term in Section 11.3 hereof.

     "Initial Advance" shall mean the initial advance of the proceeds of the Loan which shall be advanced to Borrower on the Closing Date to fund in part the acquisition by the Borrower of the Project in an amount not to exceed E22,800,000, subject to the terms and conditions of this Agreement.

     "Initial Advance Interest Rate" shall mean a rate of interest per annum equal to the sum of (i) the 7-year Euroswap rate (EURSFIXA) published on the Reuters ISDAFIX Screen two Business Days prior to the Borrowing Date for the Initial Advance specified in the Request for Initial Advance plus (ii) the Applicable Initial Advance Margin.

     "Insolvency Event" shall mean, in relation to any Person, (i) the commencement, whether voluntary or involuntary, of any case, proceeding or other action by or against such Person under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, relief of debtors, receivership, or similar law now or hereafter in effect (including, with out limitation, any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.)), which case, proceeding or other action shall continue undismissed for 30 calendar days, or an order or decree approving or ordering any of the foregoing shall be entered; (ii) the appointment of a receiver, conservator, liquidator, assignee, trustee, sequestrator, conservator, custodian or any similar official for such Person or any Collateral which appointment shall continue undismissed for 30 calendar days, or an order or decree approving or ordering any of the foregoing shall be entered; (iii) any assignment for the benefit of any creditor of such Person; (iv) any attempt to consolidate any Collateral or any other assets of such Person with the assets of any other Person in any proceeding relating to bankruptcy, insolvency, reorganization or relief of debtors; or (v) any action by such Person or any creditor taken in furtherance of any of the foregoing.

     "Insurance Policy" shall mean any policy of insurance or assurance in which Borrower may at any time have an interest in accordance with Section 4.7.

     "Insurance Premiums" shall mean any and all insurance premiums payable in respect of the insurance coverage to be maintained in respect of the Project under the Loan Documents.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

     "Land" shall mean the real property owned by Borrower identified in the Mortgage upon which the Improvements are located.

     "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

     "Leases" shall mean any and all leases, license agreements or similar agreements relating to possession of, or the right to use any portion of, the Project, including the Actebis Lease.

     "Lender" shall mean Westdeutsche ImmobilienBank AG, a German corporation, its successors and/or assigns.

     "Lien" shall mean any mortgage, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

     "Loan" shall mean the term loans to be made by the Lender to the Borrower pursuant to this Agreement, which shall be comprised of the Initial Advance and the Future Advance and which shall not, in the aggregate, exceed the Maximum Loan Amount.

     "Loan Documents" shall mean this Agreement, the Note, the Mortgage, the Assignment of Leases, the Assignment of Management Agreement, if any, the Assignment of Lease Guaranty, the Financing Statements and all other documents, instruments, certificates and agreements evidencing or securing, or executed in connection with, the Loan, as the same may be amended, replaced or supplemented from time to time.

     "Loan to Value Ratio" or "LTV Ratio" shall mean the ratio, as of the applicable determination date, that (x) the outstanding principal amount of the Loan bears to (y) the Appraised Value As-Is.

     "Loan Year" shall mean each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

     "Management Agreement" shall mean any agreement between the Borrower and a Property Manager relating to the furnishing of property management services by the Property Manager with respect to the Project, and all exhibits and attachments thereto, as the same may be amended from time to time in writing by the parties thereto with the consent of the Lender in accordance with the provisions of this Agreement.

     "Material Adverse Change" shall mean any set of circumstances or events which (a) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets or results of operations (except any condemnation or casualty with respect to the Project) or financial condition of the Borrower, (c) impairs materially the ability of the Borrower to duly and punctually pay or perform its Indebtedness, or (d) impairs the validity or priority of the Lien of the Collateral or materially impairs the ability of the Lender to enforce its legal or equitable remedies pursuant to this Agreement or any other Loan Document.

     "Material Alteration" shall mean any alteration to the Project other than
(i) non-structural alterations, (ii) the installations of Fixtures (as defined in the Actebis Lease) in the Improvements or accessions to the Fixtures that, as to such Fixtures or accessions, do not cost in the aggregate in excess of E250,000 with respect to any Improvements on either the Bad Wunnenberg Site or the Soest Site and (iii) structural alterations costing in the aggregate less than five percent (5%) of the outstanding principal amount of the Loan, provided that such alterations described in clauses (i), (ii) and (iii) do not prejudice the current and future Rental Income streams and will not in the reasonable discretion of the Lender, have a material adverse effect on the value of the Project.

     "Maximum Loan Amount" shall mean a maximum principal amount of the Loan equal to E22,700,000.

     "Month," with respect to an Interest Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such Interest Period.

     "Mortgage" shall mean that certain Land Charge (Grundschuld mit Unterwerfung) made by the Borrower to the Lender, dated as of June 13, 2008, together with the security purpose declaration (Sicherungszweckerklarung) executed in connection therewith, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the prior written consent of Lender.

     "Multiplemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

     "Multiple Employer Plan" shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

     "Net Rental Income" shall mean Rental Income in respect of the Project after deducting (a) all Service Charge Proceeds in relation to the Project, (b) any Rental Income paid in respect of or which represents VAT and (c) any Non-Recoverable Service Charge Expenses.

     "Non-Recoverable Service Charge Expenses" (nicht umlagefahige Betriebskosten) shall mean any parts of Service Charge Expenses not covered by Service Charge Proceeds.

     "Note" shall mean, collectively, that certain note evidencing the Initial Advance, dated as of the Closing Date, given by the Borrower to the Lender in the aggregate principal face amount of the Initial Advance, and any note evidencing the Future Advance to be given by the Borrower to the Lender in the aggregate principal face amount of the Future Advance, as each may be amended, renewed, replaced or supplemented from time to time with the prior written consent of the Lender.

     "Obligation" shall mean any and all obligations and liabilities of Borrower to the Lender, its successors, assigns or participants, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint and/or several, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, or any other Loan Document whether as principal, guarantor, surety or otherwise, including indemnification obligations of the Borrower with respect to any claims that may be made against any Indemnified Person and including all obligations, liabilities and Indebtedness of the Borrower to the Lender incurred or arising after the commencement of any case by or against the Borrower under the U.S. Bankruptcy Code or the insolvency or bankruptcy laws of any foreign jurisdiction, specifically including any post-petition interest or advances.

     "Official Body" shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

     "Organizational Documents" shall mean (a) with respect to a corporation, the articles of incorporation or certificate of incorporation and the bylaws of such corporation, (b) with respect to a partnership, the partnership agreement and the certificate of limited partnership of such limited partnership, and (c) with respect to a limited liability company, the operating agreement and certificate of formation of such limited liability company, all as the same may be modified or amended from time to time.

     "Parent" shall mean each of Corporate Property Associates 16-Global Incorporated and Corporate Property Associates 17-Global Incorporated.

     "Payment Date" shall have the meaning given such term in Section 3.8 hereof.

     "Permitted Encumbrance" shall mean any encumbrance (Belastung):

     (a) in section II (Abteilung II) of a land register (Grundbuch), (i) on the date of this Agreement and disclosed in the officially certified and current land register extract (offentlich beglaubigter Grundbuchauszug) delivered to Lender on or before the Closing Date or (ii) which is a servitude (Grunddienstbarkeit) or limited personal servitude (beschrankte personliche Dienstbarkeit) to be assumed by the Borrower under a Property Purchase Agreement and does not (in the Lender's determination) materially affect the value of the relevant property; or

     (b) in section III (Abteilung III) of a land register provided that such encumbrance is to be irrevocably discharged and released in full on or before the Closing Date, the notary has been provided with the required documentation for the deletion of such encumbrance from the land register and is entitled to make use of such documentation only upon repayment of the debt secured by such encumbrance;

     (c) which constitutes Collateral created hereunder or pursuant to the other Loan Documents;

     (d) such other matters as may be expressly consented to in writing by the Lender; or

     (e) real estate taxes on the Land and Improvements not yet due and payable.

     "Permitted Transfer" shall mean any transfer or series of transfers of any direct or indirect ownership interest in Borrower provided that any such direct or indirect transfer (including by way of merger) is (a) between or among either Parent, any real estate fund managed or controlled by Sponsor or its Affiliates, or with respect to which Sponsor or any of its Affiliates act as investment advisor pursuant to an investment management agreement, or (b) between or among any entity which is collectively owned one hundred percent (100%), directly or indirectly, by one or more of Sponsor, either Parent and/or any real estate investment fund comparable to the Parent and managed or controlled by Sponsor or any of its Affiliates or with respect to which Sponsor or any of its Affiliates act as investment advisor pursuant to an investment management agreement, or (c) in connection with any change to the corporate structure of either Parent that is not related to any Insolvency Event, provided that following any such change
(x) Parent continues to retain a direct or indirect interest in Borrower and (y) is advised by the same Persons as before such transfer pursuant to an investment management agreement, or is advised pursuant to an investment management agreement by one or more of (i) Sponsor and/or (ii) any real estate investment fund company comparable to either Parent (prior to such change) and managed or controlled by Sponsor or its Affiliates or with respect to which Sponsor or any of its Affiliates act as investment advisor pursuant to an investment management agreement; provided, further, that the applicable transferee is not a Blocked Person and the Borrower shall have provided to the Lender all information and materials requested by the Lender to comply with applicable anti-money laundering laws and regulations and know-your-customer regulations or any other Law applicable to the Lender. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Nothing contained in this Agreement shall restrict the transfer by any public shareholder or public equity holder of either Parent, Sponsor or their respective Affiliates and their respective permitted successors and/or assigns.

     "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

     "Plan" shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

     "Potential Default" shall mean an event or condition, which, with the passage of time, the giving of notice, or a determination by the Lender, or any combination of the foregoing, would constitute an Event of Default.

     "Prepayment Premium" shall mean a fee equal to (i) two percent (2%) of any prepaid principal amount (other than scheduled principal payments) received by the Lender during the first Loan Year or following any acceleration of the Loan after an Event of Default; (ii) one and 50/100 percent (1.5%) of any prepaid principal amount (other than scheduled principal payments) received by the Lender during the second Loan Year; (iii) one percent (1.0%) of any prepaid principal amount (other than scheduled principal payments) received by the Lender during the third Loan Year; (iv) 50/100 percent (0.5%) of any prepaid principal amount (other than scheduled principal payments) received by the Lender during the fourth Loan Year; and (v) except during the continuance of an Event of Default, there shall be no prepayment fee on any prepaid principal amount received by the Lender from the fifth Loan Year on through the Expiration Date. Provided no Event of Default is continuing, no Prepayment Premium shall be due on any prepayment of the Loan in connection with a cure by Borrower of the Loan to Value Ratio in accordance with Clause 4.27 hereof.

     "Principal Office" shall mean the main banking office of the Lender in Mainz, Germany.

     "Project" shall mean the Land and Improvements.

     "Projected Debt Service" shall mean, for any period, the aggregate of all interest, amortization, commitment fees and other finance costs, as determined by the Lender, that shall be payable by the Borrower to the Lender under the Loan Documents in respect of such period.

     "Projected Net Rental Income" shall mean, for any period, the contracted Net Rental Income, as determined by the Lender, in respect of such period, after deduction of (a) all Net Rental Income payable by the tenants under a Lease if the tenant is more than ten (10) days in arrears with its rental payments under such Lease; (b) the cost of any tenant improvements which the Borrower will be obliged to discharge in respect of any part of the Project that is not covered by Service Charge Proceeds; and (c) potential Net Rental Income increases except where there are fixed rental increases pursuant to the applicable Lease.

     "Property Manager" shall mean any Qualified Manager selected by Borrower which executes a Management Agreement acceptable to Lender.

     "Property Purchase Agreement" shall mean that certain Property Purchase Agreement (Grundstuckskaufvertrag), dated April 18, 2008, regarding the Project between Arques Immobilien Wert GmbH & Co. KG, as seller, and the Borrower (f/k/a Tech Landlord (GER) QRS 16-145, Inc.).

     "Qualified Manager" shall mean a reputable owner, operator or manager of properties that

          (a) (i) has at least five (5) years' experience in the ownership, operation or management of properties;

               (ii) is the owner, operator or manager of properties similar to the Project containing not less than 185,000 rentable square meters; and

               (iii) is not the subject of a bankruptcy; or

          (b) any other Person approved by Lender with such approval not to be unreasonably withheld, conditioned or delayed.

     "Quotation Day" shall mean, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of such period unless market practice differs in the European interbank market in which case the Quotation Day shall be determined by the Lender in accordance with market practice in the European interbank market (and if quotations would normally be given on more than one day, the Quotation Day shall be the last of those days).

     "Regulated Substances" shall mean, without limitation, any substance, material or waste, regardless of its form or nature, the presence, use, management, generation, manufacture, processing, extraction, refining, treatment, recycling, reclamation, labeling, transport, collection, distribution, storage, disposal, management or release or threat of release of which is regulated by Environmental Laws; provided, however, that the term shall not include any substances of such types and in such quantities as are customarily used or stored or generated for offsite disposal or otherwise present in or at properties of the relevant property type, and the operation of approved business activities on the Property and in compliance with all applicable Environmental Law and with permits issued pursuant thereto, and substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for purposes of cleaning or other operation or maintenance of the Property and otherwise in compliance with Environmental Law.

     "Rental Income" shall mean all sums paid or payable to or for the benefit of the Borrower arising from the leasing, use or occupation of all or any part of the Project.

     "Replacement Management Agreement" shall mean, collectively, (a) either a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to the Lender in form and substance, and (b) an assignment of management agreement and subordination of management fees in form and substance reasonably acceptable to the Lender, executed and delivered to the Lender by Borrower and such Qualified Manager.

     "Request for Future Advance" shall mean Borrower's request of the funding of the Future Advance and certification that all of the conditions set forth in
Section 6.2 are met, which request shall be received by Lender at least three
(3) Business Days prior to the Borrowing Date specified in such request.

     "Request for Initial Advance" shall mean Borrower's request of the funding of the Initial Advance and certification that all of the conditions set forth in
Section 6.1 are met, which request shall be received by Lender at least three
(3) Business Days prior to the Borrowing Date specified in such request.

     "Required Environmental Notices" shall mean all notices, reports, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body pursuant thereto must be submitted to an Official Body with respect to the environmental condition of the Land, Improvements or Contamination.

     "Required Environmental Permits" shall mean all consents, licenses, permits, bonds, approvals, programs and all other authorizations required by Official Bodies pursuant to Environmental Laws or required under, obtained or to be obtained pursuant to Environmental Laws with respect to the construction, completion, use, maintenance, operation or occupancy of the Improvements or the Land or any Contamination present thereon.

     "Service Charge Expenses" (Betriebskosten) shall mean all cost and expenses (including any VAT shortfalls) reasonably incurred in the normal course of the ownership and ongoing rental operation (e.g. excluding refurbishment activities) of the Project. Service Charge Expenses shall include in particular (i) Insurance Premiums, Taxes and such other items of cost as identified in the German Ordinance on Operating Expenses (Betriebskostenverordnung); (ii) costs for ongoing maintenance and repair; (iii) costs and fees of the Property Manager and other overheads; and (d) any tenant improvements.

     "Service Charge Proceeds" (umlagefahige Betriebskosten) shall mean any Rental Income (including advance payments (Vorauszahlungen) and supplementary payments (Nachzahlungen)) which represent payment for Service Charge Expenses.

     "Soest Building" shall mean that certain office building having an address at Lange Wende 41/43, 59494 Soest, Germany and containing approximately 22,945 rentable square meters and all ancillary structures thereto.

     "Soest Site" shall mean the Land on which the Soest Building is located.

     "Solvent" shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature.

     "Sponsor" shall mean W.P. Carey & Co. LLC, a Delaware limited liability company.

     "TARGET" shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes interlinked national real time gross settlement systems and the European Central Bank's payment mechanism and which began operations on 4 January 1999.

     "TARGET2" shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

     "TARGET Day" shall mean: (a) until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and (b) following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is, open for the settlement of payments in Euro.

     "Taxes" shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Project or any part thereof, together with all interest and penalties thereon.

     "Toxic Mold" shall mean those biological agents, such as mold or fungi that can or are known to produce mycotoxins or other bioaerosols such as antigens, bacteria, amoebae and microbial volatile organic compounds.

     "Uniform Commercial Code" mean the Uniform Commercial Code as in effect in each applicable jurisdiction.

     "USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

     "VAT" shall mean value added tax as provided for in the German Value Added Tax Act (Umsatzsteuergesetz) and any other tax of a similar nature, or any other form of goods and services, tax under the laws of any government, state or municipality or any local, state, federal or other authority, body or official in any jurisdiction exercising a fiscal, revenue, customs or excise function.

     1.2 Construction/Interpretation.

     Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

          (a) Number; Inclusion.

     References to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "including" has the meaning represented by the phrase "including, without limitation,";

          (b) Determination.

     References to "determination" of or by the Lender shall be deemed to include good-faith estimates by the Lender (in the case of quantitative determinations), and good-faith beliefs by the Lender (in the case of qualitative determinations);

          (c) Lender's Discretion and Consent.

           Whenever the Lender is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith utilizing generally accepted commercial practices for projects in scope, character and location similar to the Project;

          (d) Documents Taken as a Whole.

     The words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

          (e) Headings.

     The section and other headings contained in this Agreement or such other Loan Document and the table of contents (if any) preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

          (f) Implied References to This Agreement.

     Article, section, subsection, clause, schedule and exhibit references shall refer to this Agreement, unless otherwise stated. The above recitals are hereby made a part of this Agreement.

          (g) Persons.

     Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

          (h) Modifications to Documents.

     Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument shall mean such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

          (i) From, To and Through.

     Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

          (j) Shall; Will.

     References to "shall" and "will" are intended to have the same meaning.

     1.3 Accounting Principles.

     Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                        2. AGREEMENT TO BORROW AND LEND

     2.1 Agreement to Borrow and Lend.

     Subject to the terms, provisions and conditions contained in this Agreement and in reliance upon the representations and warranties set forth herein, the Lender agrees to make a term loan to the Borrower in euros in a principal amount up to the Maximum Loan Amount. The Loans shall be funded in up to two (2) advances, the Initial Advance and the Future Advance, and shall be repaid in accordance with this Agreement. The Initial Advance shall be made upon Borrower's Request for Initial Advance and satisfaction of the conditions described in Section 6.1 and Exhibit A on the applicable Borrowing Date; provided that such Borrowing Date shall occur within thirty (30) days of the date hereof. The Future Advance shall be made upon Borrower's Request for Future Advance and upon Borrower's satisfaction of the conditions described in Section
6.2 on the applicable Borrowing Date.

     2.2 The Note.

     The Loan is and shall be evidenced by the Note, and the Loan shall bear interest calculated and payable as provided in Article 3 below. The Borrower shall pay the outstanding principal of the Loan and all unpaid interest accrued on the Loan and all other sums then owing under the Loan Documents in full on the Expiration Date. The unpaid amounts of the Loan, as set forth on the books and records of the Lender or other holder of the Note maintained in the ordinary course of business shall be presumptive evidence of the principal amount thereof owing and unpaid, absent manifest error, but the failure to record any such amount on the books and records shall not limit or affect the obligations of the Borrower hereunder or under the Note to make payments of principal and interest on the Loan when due. In the event of any principal payments made by Borrower hereunder or under the Note, the Borrower shall have no ability to reborrow any principal so repaid.

     2.3 Term.

     The term of the Loan shall commence on the Closing Date and shall terminate on the Expiration Date.

                   3. LOAN INTEREST RATES, PAYMENTS AND FEES

     3.1 Interest Rate.

     The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Initial Advance at a rate per annum equal to the Initial Advance Interest Rate. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Future Advance at a rate per annum equal to the Future Advance Interest Rate. Interest shall be computed on the basis of a year of 360 days and actual days elapsed. Interest shall accrue on the outstanding principal balance of the Loan from the applicable Borrowing Date to (but excluding) the Expiration Date. The Lender's determination of a rate of interest and any changes therein shall in the absence of a manifest error be conclusive and binding upon the parties hereto. If at any time the designated rate applicable to the Loan made by the Lender exceeds the Lender's highest lawful rate, the rate of interest on the Loan shall be limited to the Lender's highest lawful rate.

     3.2 Adjustment of Applicable Future Advance Margin.

     Borrower and Lender have agreed, in good faith, on the Applicable Future Advance Margin as of the date hereof. Notwithstanding the foregoing, the Borrower has not entered into a rate-lock with the Lender with respect to the Future Advance Interest Rate, and, therefore, the Applicable Future Advance Margin stated herein may be subject to change as follows: Before the funding of the Future Advance, the Lender shall be entitled, after giving written notice to Borrower, to change the pricing of the Future Advance Margin if the Lender determines that a change has occurred to its cost of funds which diminishes its profitability on the loan to an unacceptable level by its internal standards. Such change may result in an increase of the Future Advance Margin.

     3.3 Default Interest Charge.

     To the extent permitted by Law, upon the occurrence and during the continuation of any Event of Default, the Borrower shall pay interest on the entire principal amount then outstanding and all other sums due under the Loan, regardless of the interest rate otherwise applicable thereto, at a rate per annum equal to the Default Rate. The Default Rate shall accrue before and after any judgment has been entered. The Borrower acknowledges that the increased interest rate reflects, among other things, the fact that the Loan has become a substantially greater risk given its default status and that the Lender is entitled to additional compensation for such risk.

     3.4 Intentionally Omitted.

     3.5 Intentionally Omitted.

     3.6 Payments.

     All payments and prepayments to be made in respect of principal, interest or other amounts due from the Borrower to the Lender hereunder shall be payable prior to 11:00 a.m., Mainz, Germany time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. All payments shall be made to the Lender at the Principal Office in Euros and in immediately available funds. The Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loan and other amounts owing under this Agreement and shall be deemed an "account stated."

     3.7 Intentionally Omitted.

     3.8 Payment Dates.

     Interest on the Loan shall be due and payable quarterly in arrears on the last day of each October, January, April and July after the date hereof (each, a "Payment Date") and on the Expiration Date.

     3.9 Optional Prepayments.

     The Borrower shall have the right at its option from time to time to prepay the Loan in whole or in part on any date upon satisfaction of the following conditions:

          (a) the Borrower shall provide prior written notice to the Lender (which notice shall be irrevocable) specifying the date (the "Prepayment Date") upon which the prepayment is to be made, which notice shall be delivered to the Lender not less than fifteen (15) Business Days prior to such payment;

          (b) the Borrower shall pay to the Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest on the amount of principal being prepaid through and including the Prepayment Date; (ii) in addition to the payment required in clause (i) above, an amount equal to the interest that would have accrued on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment; (iii) an amount sufficient to compensate the Lender pursuant to Section 3.12(b); (iv) the applicable Prepayment Premium; and (v) all other sums then due under this Agreement, the Note or the other Loan Documents; and

          (c) the Borrower shall pay all of Lender's reasonable out-of-pocket costs and expenses, including reasonable counsel fees and disbursements incurred in connection with such prepayment and the review and approval of the documents and information required to be delivered in connection therewith, regardless of whether or not such prepayment is made.

     3.10 Mandatory Prepayment.

          (a) On each Payment Date, the Borrower shall repay the Loan in an amount which reduces the outstanding principal balance of the Loan by an amount equal to the product of (x) the relevant percentage set forth in the amortization schedule below for such calendar quarter during the applicable Loan Year and (y) the original principal balance of the Loan:

            QUARTERLY AMORTIZATION OF
LOAN YEAR      ORIGINAL LOAN AMOUNT
---------   -------------------------
1                    0.3875%
2                    0.4250%
3                    0.4625%
4                    0.5000%
5                    0.5375%
6                    0.5750%
7                    0.6125%

          (b) Any prepayment pursuant to Section 4.27(c)(i) or (ii), together with the amounts set forth in Section 3.9(b)(ii) and (iii), shall be due and payable by the Borrower to the Lender as provided in Section 4.27(c)(i) or (ii).

          (c) In the event of the acceleration of the Note and the Obligations in accordance with the terms hereof, the Borrower shall promptly repay the Obligations, together with the amounts set forth in Section 3.9(a)(ii) and
(iii), in full.

     3.11 Application of Prepayment.

     All payments permitted or required pursuant to Section 3.9 shall be applied to the principal amount of the Loan as designated by the Borrower. In accordance with subsection 3.12(b), the Borrower shall indemnify the Lender for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against any portion of the Loan on any day other than the last day of the applicable Interest Period.

     3.12 Additional Compensation in Certain Circumstances.

          (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

               (i) subjects the Lender to any tax or changes the basis of taxation with respect to this Agreement, the Note, the Loan or payments by the Borrower of principal, interest or other amounts due from the Borrower hereunder or under the Note (except for taxes on the overall net income of the Lender),

               (ii) imposes, modifies or determines to be applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisition of funds by, the Lender, or

               (iii) imposes, modifies or determines to be applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, the Lender, or (B) otherwise applicable to the obligations of the Lender under this Agreement,

          (b) and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Lender with respect to this Agreement, the Note or the making, maintenance or funding of any part of the Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Lender's capital, taking into consideration the Lender's customary policies with respect to capital adequacy) by an amount which the Lender in its sole discretion deems to be material, the Lender may from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Lender (which determination shall be conclusive absent manifest error) to be necessary to compensate the Lender for such increase in cost, reduction of income or additional expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Lender within ten (10) Business Days after such notice is given.

          (c) Indemnity. Borrower shall indemnify the Lender against any loss or expense (including loss of margin, any loss incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by the Lender to fund or maintain any portion of the Loan) which the Lender incurs as a result of any:

               (i) payment, prepayment, or renewal of any portion of the Loan on a day other than the Expiration Date (whether or not such payment or prepayment is mandatory or automatic and whether or not such payment or prepayment is then due), or

               (ii) revocation by the Borrower (expressly, by later inconsistent notices or otherwise) in whole or part of any notice relating to Borrower's intention to prepay under Section 3.9 or any Request for Initial Advance or Request for Future Advance, or

               (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Closing Fee or any other amount due hereunder.

          If the Lender incurs any such loss or expense, it shall promptly notify the Borrower of the amount determined in good faith by the Lender (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Lender shall deem reasonable) to be necessary to indemnify the Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination and, upon Borrower's request, shall provide Borrower with supporting documents evidencing the basis of calculation of such loss or expense. Such amount shall be due and payable by the Borrower to the Lender ten (10) Business Days after such notice is given.

          If the Lender incurs any such cost or expense, it shall promptly notify the Borrower of the amount of such costs or expense. Such notice shall set forth in reasonable detail the basis for such costs and expenses and provide Borrower with supporting documents evidencing the basis for such costs and expenses. Such amount shall be due and payable by the Borrower to the Lender ten
(10) Business Days after such notice is given.

          Notwithstanding anything to the contrary contained in this Section 3.12, the obligations of Borrower pursuant to the provisions of this Section
3.12 with respect to payment of Non-Excluded Taxes (as defined in Section 3.13), if any, shall be subject to Section 3.13(c).

     3.13 Tax Withholding.

          (a) In this Clause 3.13 the following terms shall have the following meanings:

     "Non-Excluded Taxes" is defined in Clause 3.13 (b).

     "Qualifying Lender" is a lender lending through a facility office in Germany or which is a Treaty Lender;

     "Tax Deduction" is defined in Clause 3.13 (b).

     "Treaty Lender" means a Lender which:

     (i) is treated as a resident of a Treaty State for the purposes of the Treaty; and

     (ii) does not carry on a business in Germany through a permanent establishment with which that Lender's participation in the Loan and/or the Notes is effectively connected;

     "Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with Germany which makes provision for full exemption for tax imposed by Germany on interest.

          (b) All payments made by the Borrower under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (each a "Tax Deduction"), now or hereafter imposed, levied, collected, withheld or assessed by any Official Body, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender by the United States of America or the Federal Republic of Germany (or a state or municipality thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, or as a result of a present or former connection between the Lender and the jurisdiction of the Official Body imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Notes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender hereunder or under any Notes, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failures. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. If the Lender receives a refund or credit of any taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this subsection, it shall pay over such refund or amount equal to the credit to the Borrower within twenty (20) Business Days; provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower to the Lender in the event the Lender is required to repay such refund to such Official Body. This subsection shall not be construed to require the Lender to make available its tax returns to the Borrower.

          (c) The Borrower is not required to make a payment under Clause 3.13
(b) above if on the date on which the payment falls due:

               (i) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

               (ii) the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph
(d) below

          (d) A Treaty Lender and the Borrower which makes a payment under Clause 3.13 (b) to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorization to make that payment without a Tax Deduction.

     3.14 Closing Fee.

     The Borrower agrees to pay to the Lender, as consideration for the Loan, the Closing Fee. The Closing Fee shall be paid on or before the Closing Date.

     3.15 Commitment Fee.

     The Borrower agrees to pay to the Lender, as consideration for making available to the Borrower its commitment to make the Loan, the Commitment Fee. The Commitment Fee applicable to the Initial Advance shall be made no later than on the date of the disbursement of the Initial Advance; the Commitment Fee applicable to the Future Advance shall be payable quarterly in arrears on the last day of each calendar quarter and on the Borrowing Date of the Future Advance.

                            4. AFFIRMATIVE COVENANTS

     The Borrower hereby covenants and agrees that, from the date hereof and until the Obligations have been paid in full and all other obligations hereunder shall have been performed and discharged, it shall comply or cause compliance at all times with the following affirmative covenants:

     4.1 Preservation of Existence, Etc.

     The Borrower shall maintain its partnership, corporate or limited liability company existence and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such licensing or qualification necessary.

     4.2 Payment of Liabilities, Including Impositions.

     The Borrower shall, duly pay and discharge or cause to be paid and discharged all liabilities to which it is subject or which are asserted against it, including Impositions, prior to the date when any fine, late charge or other penalty for late payment may be imposed, including all Impositions, provided that it shall not be deemed to be a violation of this Section 4.2 if such liabilities, including Impositions, are being contested in good faith and by appropriate and lawful proceedings diligently conducted, and such failure, to pay and discharge such liabilities, including Impositions, (a) could not result in fines, penalties, other similar liabilities or injunctive relief, (b) pending resolution of the contest would not reasonably be expected to materially and adversely affect the Collateral or the validity of the Loan or result in Liens (other than Permitted Encumbrances) against the Project, and (c) for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made provided, that the Borrower shall have any Lien (other than Permitted Encumbrances) claimed or filed against any part of the Land or the Improvements for labor done or materials or services furnished be discharged, by bond or otherwise, within ten (10) days after the date of the filing thereof. The Borrower shall deliver or cause to be delivered evidence to the Lender of the payment of Impositions on or prior to due date of any such payment.

     4.3 Compliance With Laws.

     The Borrower shall comply with and cause the Project to be in compliance with all applicable Laws in all material respects, including, but not limited to, all Environmental Laws.

     4.4 Keeping of Records and Books of Account.

     The Borrower shall, maintain and keep full, complete, accurate and proper books of record and account in accordance with GAAP, Section 7.2 and as otherwise required by applicable Laws, and in which full, true, and correct entries shall be made in all material respects of all its dealings and business and financial affairs. The books and records of Borrower's books and records shall be kept separate and apart from those of its partners, members, Affiliates and principals.

     4.5 Visitation Rights.

          (a) Subject to the terms of the Actebis Lease, the Borrower shall permit any of the officers or authorized employees or representatives of the Lender to visit and inspect the Project, and (b) the Borrower shall permit any of the officers or authorized employees or representatives of the Lender to visit the Borrower's offices and examine and make excerpts from its books and records and discuss its affairs, finances and accounts with its officers, all in such reasonable detail and at such reasonable times during normal business hours once during any Loan Year and, following an Event of Default, as often as the Lender may reasonably request, provided that the Lender shall provide the Borrower with at least two Business Days' notice prior to any visit or inspection and a reasonable opportunity to participate in such visit or inspection.

     4.6 Affiliate Indebtedness.

     The Borrower shall not make any loans (whether secured or unsecured) to, or advance any monies on behalf of, any Affiliates. The Borrower shall not incur any Indebtedness from any Affiliate, unless such Indebtedness is expressly subordinated to the Obligations.

     4.7 Maintenance of Insurance.

     Subject to the terms of Section 4.7(e) below in all respects:

          (a) The Borrower shall effect and maintain or ensure that there is effected and maintained at all times with one or more insurers acceptable to the Lender insurance with respect to the Project, trade and other fixtures and fixed plant and machinery forming part of the Project against loss or damage by fire, storm, flood, terrorism and such other risks and contingencies as are insured in accordance with sound commercial practice to the full replacement value thereof with sufficient provision also being made for the cost of clearing the site and architects', engineers', surveyors' and other professional fees incidental thereto (inflation adjusted) ("Material Damage Insurance"), insurance against the loss of Rental Income or projected Rental Income for a period of not less than three years and taking into consideration any potential increases in Rental Income as a result of rent reviews or contractual rent increases ("Loss of Rent Insurance"), and insurance against third party and public liability risks and, during construction, contractor's protective liability insurance (including explosion and collapse coverage) to be provided by the Borrower or its contractors, if any, and contractual liability and completed operations coverage, and comprehensive automobile liability insurance covering all motor vehicles used in connection with the Project, all in amounts and with insurers acceptable to the Lender.

          (b) The Borrower shall ensure at all times that (i) to the extent governed by German Law, all Insurance Policies contain a certification (Sicherungsschein/ Sicherungsbestatigung) by the insurer in favor of the Lender in form and substance satisfactory to the Lender confirming that the legal provisions set out in sections 142 to 147 of the German Insurance Contract Act (Versicherungsvertragsgesetz) apply to all types of property insurance (including Material Damage Insurance and Loss of Rent Insurance) and (ii) to the extent governed by U.S. federal or state Law, the insurer issuing any such Insurance Policy shall certify to the Lender that (1) loss payments with respect to insurance required pursuant to Section 4.7(a)(i) will be payable to the Lender such payments to be applied in the manner set forth in the Mortgage (2) the interests of the Lender shall be insured regardless of any breach or violation by the Borrower of any warranties, declarations or conditions contained in such policy, and (3) if such insurance is canceled or materially changed or if any reinsurance is canceled for any reason whatsoever, such insurer will promptly notify the Lender and such cancellation or change shall not be effective as to the Lender for thirty (30) days after receipt by the Lender of such notice; the Borrower shall deliver to the Lender ACORD Form 28 and ACORD Form 25 S (provided that any such form shall not contain any qualifying language concerning the status of Lender, as additional insured), as applicable, with respect to such Insurance Policies on or before the Closing Date, and evidence of each renewal Insurance Policy in similar forms prior to the expiration of the original policy or preceding renewal policy (as the case may be); and at all times, Borrower shall cause the insurer to name the Lender as mortgagee/loss payee.

          (c) The Borrower shall ensure that the Lender shall receive such information in connection with, and copies of, the Insurance Policies as the Lender may at any time reasonably require and shall notify the Lender of renewals made and material variations or cancellations of Insurance Policies made or, to the knowledge of the Borrower, threatened or pending, and the Borrower shall not do or permit anything to be done which may void or make voidable any Insurance Policy and shall duly and punctually pay all Insurance Premiums and other monies payable under all Insurance Policies and promptly, upon request by the Lender, produce to the Lender a copy or sufficient extract of every Insurance Policy together with the premium receipts or other evidence of the payment thereof.

          (d) If the Borrower does not comply with its obligations under this
Section 4.7, the Lender may (but shall not be obligated to) effect or renew any such Insurance Policy on behalf of the Lender (and not in any way for the benefit of the Borrower) and take such other action as the Lender may reasonably consider necessary or desirable to prevent or remedy any breach of this Section
4.7 and the monies expended by the Lender on so effecting, preventing, remedying or renewing any such insurance or breach shall be reimbursed by the Borrower to the Lender promptly upon demand.

          (e) Notwithstanding anything contained in this Section 4.7 to the contrary, so long as the Actebis Lease is in full force and effect, the obligations of Borrower under this Section 4.7 shall be deemed met provided that Actebis (or a successor in interest to Actebis acceptable to and approved by Lender) is in compliance with the terms set forth in Section 8.1 of the Actebis Lease.

     4.8 Insurance Proceeds, Condemnation and Restoration.

     So long as the Actebis Lease is in full force and effect, the provisions of this Section 4.8 shall be subject to the terms of Sections 8.2, 9.3, 9.15 and
9.16 of the Actebis Lease in all respects and the rights of Actebis thereunder, and shall not impose any requirements in excess of the requirements of the Actebis Lease.

          (a) In the event of loss with respect to the Project, Lender shall have the exclusive right to adjust, collect and compromise all insurance claims, and Borrower shall not adjust, collect or compromise any claims under the Insurance Policies. Each insurer is hereby authorized and directed to make payment under the Insurance Policies, including return of unearned premiums, directly to Lender. Such proceeds may, at Lender's sole option, be applied to all or any part of the Obligations and in any order (notwithstanding that any of the Obligations may not then otherwise be due and payable) or to the repair and restoration of any of the Project under such terms and conditions as are acceptable to Lender.

          (b) Borrower, immediately upon obtaining knowledge of the institution of any proceedings for the condemnation or taking by eminent domain of any of the Project, shall notify Lender of the pendency of such proceedings. Any award or compensation for property taken or for damage to property not taken, whether as a result of such proceedings or in lieu thereof, shall be received and collected directly by Lender, and any award or compensation shall be applied, at Lender's option, to any part of the Obligations and in any order (notwithstanding that any of the Obligations may not then otherwise be due and payable) or to the repair and restoration of any of the Project under such terms and conditions as are acceptable to Lender.

          (c)

               (i) All amounts of casualty insurance or condemnation proceeds received by the Lender pursuant to this Section 4.8 which are to be applied to the restoration of the Project in accordance with this Section 4.8 and, in the event that the conditions set forth in this Section 4.8(c) and Section 4.8(d) hereof have been satisfied, may either be held in a restoration fund ("Restoration Fund") by the Lender or, if it refuses to serve, a bank or trust company appointed by the Lender as restoration fund trustee (the "Restoration Fund Trustee") with any additions thereto that may be required by the Lender as hereinafter provided. The interest or income, if any, received on all deposits or investments of any monies in the Restoration Fund shall be added to the Restoration Fund. If the Lender consents to the deposit of such funds in an interest-bearing account or otherwise consents to the investment of such funds, neither the Lender nor the Restoration Fund Trustee shall be liable or accountable for any loss resulting from any such deposit or investment or for any withdrawal, redemption or sale of deposits or investments. The Lender and the Restoration Fund Trustee may impose reasonable charges for services performed in managing the Restoration Fund and may deduct such charges therefrom. Restoration shall be performed only in accordance with the following conditions:

                    (A) prior to commencement of restoration and from time to time during restoration, the Lender may require the Borrower to deposit additional monies into the Restoration Fund in amounts which, in the Lender's reasonable judgment, are sufficient to defray all costs to be incurred to complete the restoration and all costs associated therewith, including labor, materials, architectural and design fees and expenses and contractor's fees and expenses, and the Lender shall have approved a budget and cost breakdown for the restoration, together with a disbursement schedule, in detail satisfactory to the Lender;

                    (B) prior to commencement of restoration, the contracts, contractors, plans and specifications for the restoration shall have been approved by the Lender and all governmental authorities having jurisdiction, and the Lender shall be provided with satisfactory title insurance and acceptable surety bonds insuring satisfactory completion of the restoration and the payment of the contractor;

                    (C) all restoration work shall be done under fixed price contracts, fully bonded;

                    (D) at the time of any disbursement, no Event of Default shall exist, no mechanic's or materialmen's liens shall have been filed and remain undischarged or bonded off and an endorsement satisfactory to Lender to its title insurance policy shall have been delivered to the Lender;

                    (E) disbursements from the Restoration Fund shall be made from time to time, but not more frequently than once each calendar month, for completed work under the aforesaid contracts (subject to retainage of ten percent (10%)) and for other costs associated therewith and approved by Lender upon receipt of evidence satisfactory to the Lender of the stage of completion and of performance of the work in a good and workmanlike manner in accordance with the contracts, plans and specifications as approved by the Lender;

                    (F) Borrower will pay the cost of the Lender's inspecting architect or engineer and the cost of any reasonable attorney's fees and disbursements incurred by the Lender in connection with such restoration;

                    (G) The Lender shall have the option to retain up to ten percent (10%) of the cost of all work until the restoration is fully completed, as determined by the Lender, and all occupancy permits therefor have been issued;

                    (H) The Lender may impose such other reasonable conditions, including a restoration schedule, as are customarily imposed by construction lenders to assure complete and Lien-free restoration;

                    (I) any sum remaining in the Restoration Fund upon completion of restoration shall, at the Lender's option, be applied to any part of the Obligations and in any order (notwithstanding that any of such Obligations may not then be due and payable) or be paid to the Borrower.

               (ii) If within ninety (90) days after the occurrence of any loss or damage to the Project, the Borrower shall not have submitted to the Lender and received the Lender's approval of plans and specifications for the repair, restoration or rebuilding of such loss or damage or shall not have obtained approval of such plans and specifications from all governmental authorities whose approval is required or if, after such plans and specifications are approved by the Lender and by all such governmental authorities, the Borrower shall fail to commence promptly such repair, restoration or rebuilding or if thereafter the Borrower fails to carry out diligently such repair, restoration or rebuilding or is delinquent in the payment to mechanics, materialmen or others of the costs incurred in connection with such work or if any other condition of this paragraph is not satisfied within a reasonable period of time after the occurrence of any such loss or damage, then the Lender, in addition to all other rights herein set forth, and after giving the Borrower fifteen (15) days written notice of the nonfulfillment of one or more of the foregoing conditions, may, failing the Borrower's fulfillment of said conditions within said fifteen (15)-day period, at the Lender's option, (A) declare all Obligations immediately due and payable, and/or (B) perform or cause to be performed such repair, restoration or rebuilding and may take such other steps as the Lender may elect to carry out such repair, restoration or rebuilding and may enter upon the Project for any of the foregoing purposes, and the Borrower hereby waives, for itself and all others holding under it, any claim against the Lender and any receiver and their respective agents (other than a claim based upon the alleged gross negligence or intentional misconduct of the Lender or any such receiver or agent) arising out of anything done by them or any of them pursuant to this paragraph and the Lender may, in its discretion, apply any insurance or condemnation proceeds held by it to reimburse itself and/or such receiver for all amounts expended or incurred by it in connection with the performance of such work, including reasonable attorneys' fees, and any excess costs shall be paid by the Borrower to the Lender, and the Borrower's obligation to pay such excess costs shall be secured by the lien of the Mortgage and shall bear interest at the Default Rate until paid.

               (iii) The Borrower waives any and all right to claim or recover against the Lender and its officers, employees, agents and representatives for loss of or damage to the Borrower, the Project, the Borrower's property or the property of others under the Borrower's control from any cause insured against or required to be insured against by the provisions of this Agreement.

          (d) In accordance with the provisions of Sections 4.8(a) and 4.8(b) hereof, the Lender agrees to make casualty and condemnation proceeds available for restoration and reconstruction of the Project in accordance with and subject to the terms of Section 4.8(c) hereof, provided the following conditions are met to the Lender's satisfaction at the time of such casualty or condemnation:

               (i) The casualty or condemnation proceeds are less than E5,000,000;

               (ii) The Actebis Lease (and the Actebis Lease Guaranty) and all other Leases shall continue to remain in full force and effect notwithstanding the applicable casualty or condemnation;

               (iii) The Borrower provides evidence satisfactory to the Lender that construction of the Project can be completed no later than the Expiration Date; and

               (iv) The Lender determines, in its reasonable discretion after consulting with an architect, that casualty or condemnation proceeds are sufficient to pay in full the cost of reconstruction. In the event that the Lender determines that such proceeds are not sufficient, the Lender shall not be required to make any proceeds available for reconstruction unless the Borrower complies with the provisions of Section 4(c)(i)(A) hereof.

     4.9 Notice.

     The Borrower shall give prompt written notice to the Lender (a) of any action or proceeding instituted by or against it or as to which it shall have received written notice or of which it has actual knowledge which constitutes a Potential Default or an Event of Default under this Agreement, or (b) of a default by the Borrower under any material contract, instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound or to which it or any of its properties or assets may be subject, which default could be reasonably expected to result in a Material Adverse Change.

     4.10 Intentionally Omitted.

     4.11 Performance of Obligations.

     The Borrower shall duly pay, perform and discharge or cause to be paid, performed and discharged its respective obligations hereunder and under the other Loan Documents to which it is a party.

     4.12 Payment of Costs.

     The Borrower shall pay promptly, or cause to be paid promptly, all costs incurred by Borrower in connection with the Project as and when the same become due and payable.

     4.13 Compliance With Agreements.

     The Borrower shall comply in all material respects with all of its obligations under contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject.

     4.14 Intentionally Omitted.

     4.15 Title to Land and Improvements.

     Except for Permitted Transfers, the Borrower shall retain sole ownership (Alleineigentum) in the Land and the Improvements, free and clear of any Liens except Permitted Encumbrances, until the Obligations have been indefeasibly paid in cash and satisfied in full.

     4.16 Further Assurances.

     The Borrower shall, from time to time, at its expense, faithfully preserve and protect the Lender's Lien on and security interest in the Collateral as a continuing first- priority perfected Lien, and shall take such other action as the Lender in its sole discretion may reasonably deem necessary from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents, to exercise and enforce the Lender's rights and remedies thereunder and with respect to the Collateral and to carry out the terms of this Agreement and the other Loan Documents. The Borrower hereby authorizes the Lender to file any Financing Statements in respect of the Collateral from time to time.

     4.17 Estoppel Certificate.

          (a) At any time or times, within ten (10) Business Days after written demand by the Lender therefor, the Borrower shall deliver to the Lender a certificate duly executed and in form satisfactory to the Lender; stating and acknowledging, to the best of Borrower's knowledge, (i) the then unpaid principal balance of, and interest due and unpaid under, the Loan, the fact that there are no defenses, off-sets or counterclaims thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off-sets or counterclaims); (ii) the Borrower has or has caused to be kept, observed, complied with, fulfilled and performed in all material respects every term, covenant and condition in this Agreement and the other Loan Documents on its part to be kept and performed; (iii) that no Potential Default or Event of Default exists; and (iv) that no material litigation or administrative proceeding has been instituted by or against the Borrower (or, if such should not be the fact, then the facts and circumstances relating to such event or litigation in detail) and covering such other matters relating to the Borrower, the Loan, the Leases or the Collateral as the Lender may reasonably require.

          (b) To the extent Borrower has the right to request estoppel certificates from its tenants under the applicable Lease, for all tenants under Leases of portions of the Project, at any time or times, within ten (10) Business Days after written demand of the Borrower by the Lender therefor, the Borrower shall deliver to the Lender an estoppel certificate duly executed and in form satisfactory to the Lender, from each tenant of the Land and Improvements, stating and acknowledging, to the best of such tenant's knowledge:
(i) that the Lease between Borrower and such tenant is in full force and effect and has not been modified, supplemented or amended in any way (or, if there have been modifications, supplements or amendments thereto, that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments) and that the respective Lease (as modified, supplemented or amended, as aforesaid) represents the entire agreement between the Borrower and such tenant with respect to the leased premises; (ii) the dates to which the rent and other charges arising thereunder have been paid; (iii) the amount of any security deposits, prepaid rents or credits due to such tenant, if any; (iv) that, if applicable, such tenant has entered into occupancy of the leased premises; (v) the date on which the term shall have commenced and the corresponding expiration date; (vi) whether or not all conditions under the Lease between the Borrower and such tenant to be performed by Borrower prior the date of such certificate have been satisfied and whether or not the Borrower is then in default in the performance of any covenant, agreement or condition contained in the Lease between the Borrower and such tenant and specifying, if any, each such unsatisfied condition and each such default; and (vii) stating any other fact or certifying any other condition reasonably requested by the Agent.

     4.18 Intentionally Omitted.

     4.19 Repairs.

     The Borrower shall maintain and keep or cause to be kept and maintained the Land and the Improvements and all properties and assets of Borrower in good working order and condition and make or cause to be made all necessary and proper repairs and replacements thereto. Subject to the terms of the Actebis Lease and the rights and obligations of Actebis thereunder in all respects, the Borrower shall not remove, demolish or, alter in any material respect, the Project nor commit or suffer waste with respect thereto nor permit the Project to become deserted or abandoned. The Borrower covenants and agrees not to take or permit any action with respect to the Project which will in any manner impair the security of the Loan.

     4.20 Use of Property.

     The Borrower shall use, and permit others to use, the Project only for uses permitted under applicable Law.

     4.21 Inspection.

          (a) Subject to the terms of the Actebis Lease in all respects and Borrower's rights as landlord thereunder, the Borrower shall ensure that officers or authorized employees of the Lender shall have the right at any reasonable time to enter the Project and inspect the Improvements.

          (b) The Lender shall be under no duty to examine, supervise or inspect the Improvements or to examine any books and records. Any inspection or examination by the Lender, if any, is for the sole purpose of protecting its security interests and preserving its rights under this Agreement. No default of breach of Borrower will be waived by any inspection by the Lender.

     4.22 Protection Against Lien Claims.

     The Borrower shall promptly notify the Lender in writing of any proceeding filed against Borrower, including, but not limited to, proceedings to assert or enforce mechanic's, materialmen's or other involuntary Liens. The Borrower shall have any Lien (other than Permitted Encumbrances) claimed or filed against any part of the Land or the Improvements for labor done or materials or services furnished be discharged, or shall cause Actebis to discharge, by bond or otherwise, within ten (10) Business Days after the date of the filing thereof.

     4.23 Conditions Precedent.

     As conditions precedent to the Lender's obligation to close the Loan, Borrower shall have complied with all the requirements and shall have fulfilled all the conditions set forth in this Agreement and the other Loan Documents and shall, prior to the Closing Date (unless otherwise set forth herein or waived in writing by the Lender), furnish to the Lender at the Borrower's sole cost and expense, the items set forth on Exhibit A attached hereto, all of which shall be in form and content satisfactory to the Lender and its counsel.

     4.24 Management of the Project.

     The Borrower shall operate the Project in accordance with the Loan Documents. The Project will be managed and leased at all times by the Property Manager (or an approved replacement acceptable to Lender) pursuant to the Management Agreement. The Borrower shall terminate the Property Manager at the Lender's request upon thirty (30) days' prior written notice to Borrower, which termination notice may be given by the Lender only upon the occurrence of an Event of Default under this Agreement or any other Loan Document. In the event that the Property Manager is terminated, Borrower shall immediately seek to appoint a replacement property manager and a leasing agent acceptable to the Lender in its reasonable discretion, and Borrower's failure to obtain such an acceptable manager within thirty (30) days of Lender's request to terminate the Property Manager shall constitute an Event of Default. Notwithstanding anything to the contrary contained in this Section 4.24, the project will be managed by Actebis pursuant to the terms of the Actebis Lease so long as the Actebis Lease is in full force and effect and no Event of Default (as defined in the Actebis Lease) has occurred that remains uncured. If the Actebis Lease is no longer in full force and effect, the Project will be managed by a Qualified Manager.

     4.25 Security Deposits.

     All security deposits, if any, delivered to the Borrower under the Leases shall be maintained by the Borrower in accordance with applicable Law in an account with the Lender, and those security deposits which are in the form of a letter of credit shall be delivered to the Lender and held by the Lender pursuant to the Loan Documents.

     4.26 Single Purpose Entity

     Until the Obligations have been indefeasibly paid in full to the Lender, Borrower's Organizational Documents will provide that Borrower's sole business purpose shall be the acquisition, ownership and operation of the real estate encumbered by the Mortgage. Borrower shall at all times during the term of the Loan conduct its business affairs in compliance with such Organizational Documents. In addition, Borrower represents and warrants to, and covenants and agrees with the Lender, that Borrower has not and shall not without the prior express written consent of the Lender, which consent may be granted or denied in the Lender's sole and absolute discretion: (a) engage in any business or activity other than the ownership, operation and maintenance of the real property which is the subject of the Mortgage, and activities incidental thereto; (b) acquire or own any material assets other than (i) the real property which is the subject of the Mortgage, and (ii) such incidental personal property as may be necessary for the operation of the real property which is the subject of the Mortgage; (c) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure other than merger that constitutes a Permitted Transfer; (d) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of Borrower's Organizational Documents, as the same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of Borrower to perform its obligations hereunder, under the Note or under the other Loan Documents; (e) hold itself out to be responsible for the debts of another person; or (f) make any loans to any third party.

     4.27 Debt Service Coverage Ratio/Loan to Value Ratio/Cash Management Following Cash Trap Event

          (a) At all times until the Obligations shall have been paid in full, the Debt Service Coverage Ratio shall not be less than 140% and the Loan to Value Ratio shall not exceed 70% on or before the third anniversary of this Agreement and 65% thereafter (each such ratio, a "Financial Ratio").

          (b) The Financial Ratios shall be tested as follows: (i) On April 30th and on October 31st of each year until the Obligations have been paid in full (a "DSCR Testing Date"), the Borrower shall submit a compliance certificate to the Lender substantially in the form attached hereto as Exhibit B ("Compliance Certificate") confirming that the Debt Service Coverage Ratio on the DSCR Testing Date is not less than 140%; and (ii) on October 31 (or on any DSCR Testing Date, provided that a Compliance Certificate covering the LTV Ratio is delivered to Lender at least once during any Loan Year and such Compliance Certificate is based on an updated Appraisal that is not older than thirty (30) days as of the date of calculation and which is obtained by Borrower at Borrower's sole cost and expense) of each year until the Obligations have been paid in full (a "LTV Testing Date"), the Borrower shall submit a Compliance Certificate to the Lender confirming that the Loan to Value Ratio does not exceed (x) 70% for any LTV Testing Date occurring on or before the third anniversary of this Agreement and (y) 65% for any LTV Testing Date thereafter. If at any time the Actebis Lease shall terminate or be terminated for any reason or no reason, the effective date of such termination shall constitute a DSCR Testing Date and a LTV Testing Date and the Borrower shall submit to Lender a Compliance Certificate covering the DSCR Ratio and the LTV Ratio within thirty
(30) days following such termination. The calculation of the LTV Ratio set forth in such Compliance Certificate shall be based on an updated Appraisal of the Project that is not older than thirty (30) days as of the date of calculation, which Appraisal shall be obtained by Borrower at Borrower's sole cost and expense. If any Compliance Certificate under this Section 4.27(b) is not delivered within thirty (30) days of the date such Compliance Certificate is required to be delivered hereunder, the applicable Financial Ratio to be tested on the basis of such outstanding Compliance Certificate shall be deemed breached as of the applicable scheduled testing date to which such Compliance Certificate relates unless Borrower has timely cured any breach of the Financial Ratio required hereunder in accordance with subsection (c) of this Section 4.27.

          (c) (i) If, on any DSCR Testing Date or on any other date that the Lender tests compliance with the Debt Service Coverage Ratio covenant, the DSCR Ratio covenant is breached (or deemed breached), the Borrower shall cure the DSCR Ratio covenant breach within the later of (x) thirty (30) days of the applicable DSCR Testing Date, if the Debt Service Coverage Ratio stated in the Compliance Certificate does not comply with the requirements in Section 4.27(a), and (y) if the Debt Service Coverage Ratio stated in the Compliance Certificate on its face complies with the requirements in Section 4.27(a), but the Lender determines non-compliance in accordance with Section 4.27(i), thirty (30) days after the Lender's written notice to the Borrower of such non-compliance determined in accordance with Section 4.27(i). Borrower may effect such cure, at Borrower's sole discretion, by either (A) prepaying, without prepayment penalty, that portion of the then outstanding Loan balance which will (taking into account the so reduced Loan balance upon recalculation of the DSCR Ratio) result in Borrower's compliance with the DSCR Ratio covenant, or (B) deposit with Lender an amount equal to six (6) months of interest on the then outstanding Loan balance payable under the terms of this Loan, which sum shall be deposited into an interest bearing account with Lender (the "Financial Covenant Reserve Account"), which account shall be maintained in the name of the Lender or, at the Lender's option, in the name of the Borrower and pledged to the Lender as additional security for the Obligations. The Person entitled to disbursement of the funds held in the Financial Covenant Reserve Account under the terms hereof shall be entitled to all interest accrued on any sums deposited in the Financial Covenant Reserve Account. No Event of Default shall arise in respect of any breach of a DSCR Ratio covenant until the thirty (30) day cure period referred to above has expired, provided that the right to cure may not be exercised more than four times in aggregate during the life of the Loan and not more than once in any twelve month period.

               (ii) If, on any LTV Testing Date or on any other date that the Lender tests compliance with the Loan to Value Coverage Ratio covenant, the LTV Ratio covenant is breached (or deemed breached), the Borrower shall cure the LTV Ratio covenant breach within the later of (x) thirty (30) days of the applicable LTV Testing Date, if the LTV Ratio stated in the Compliance Certificate does not comply with the requirements in Section 4.27(a), and (y) if the LTV Ratio stated in the Compliance Certificate on its face complies with the requirements in
Section 4.27(a), but the Lender determines non-compliance in accordance with
Section 4.27(i), thirty (30) days after the Lender's written notice to the Borrower of such non-compliance determined in accordance with Section 4.27(i). The Borrower shall effect such cure by prepaying, without prepayment penalty, that portion of the then outstanding Loan balance which will (taking into account the so reduced Loan balance upon recalculation of the LTV Ratio) result in Borrower's compliance with the LTV Ratio covenant. No Event of Default shall arise in respect of any breach of the LTV Ratio covenant until the thirty (30) day cure period referred to above has expired, provided that the right to cure may not be exercised more than twice in the aggregate during the life of the Loan and not more than once in any twelve month period.

               (iii) Provided that Borrower has timely cured the Financial Ratio breach in accordance with the terms of clauses (i) or (ii) of this subsection
(c) ("Covenant Cure"), such Financial Ratio breach shall be deemed cured and no Event of Default or Cash Trap Event shall be triggered in respect of such Financial Ratio breach.

               (iv) Intentionally Omitted.

               (v) In the event a Financial Ratio is breached (or deemed breached) and such breach is not cured within the thirty (30) day cure period provided in this subsection (c) (any such event, a "Cash Trap Event"), all Rental Income and other revenue from the Project shall be paid into an account designated by the Lender, which account shall be maintained in the name of the Lender or, at the Lender's option, in the name of the Borrower and pledged to the Lender, the "Cash Trap Account"). Following the occurrence of a Cash Trap Event, the Lender shall have the right pursuant to the Assignment of Leases to direct the tenants, and, at the Lender's request, the Borrower shall likewise instruct the tenants, to pay all rents and other amounts due with respect to the Leases into the Cash Trap Account.

          (d) Provided no Event of Default is then continuing, on each Payment Date, all amounts on deposit in the Cash Trap Account shall be applied and disbursed by the Lender in the following amounts and order of priority:

               (i) First, funds sufficient to pay the Taxes due and payable for the next calendar quarter. During a Cash Trap Period, provided no Event of Default exists, Lender shall apply the amounts on deposit in the Cash Trap Account to payments of Taxes. In making any payment relating to Taxes, Lender shall do so according to the bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.

               (ii) Second, funds sufficient to pay the Insurance premiums for the next calendar quarter. During a Cash Trap Period provided no Event of Default exists, the Lender shall apply the funds on deposit to payment of Insurance Premiums prior to the date such Insurance Premiums are due. In making any payment relating to Insurance Premiums, the Lender shall do so according to the bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate.

               (iii) Third, Funds sufficient to pay interest and principal becoming due on the next Payment Date shall be paid to the Lender.

               (iv) Fourth, funds sufficient to pay any interest accruing at the Default Rate shall be paid to the Lender.

               (v) Fifth, funds in an amount sufficient to pay the monthly operating expenses and capital expenditures for the next calendar month pursuant to the terms and conditions of the annual budget for the Project shall be transferred to the Borrower's operating account or, at the Lender's option, shall be paid directly to the applicable vendor.

               (vi) Sixth, any funds remaining shall be held in the Cash Trap Account as additional security for the Obligations.

          (e) Following the occurrence and during the continuance of an Event of Default, (i) the Borrower shall have no further right in respect of (including, without limitation, the right to instruct the Lender to transfer from) the Cash Trap Account and the Financial Covenant Reserve Account and (ii) the Lender may apply the Account Collateral to the Obligations in such order of priority as the Lender may determine in its sole discretion.

          (f) Provided no Event of Default is then continuing under the Loan Documents, (i) if both Financial Ratios have been breached, upon such time as both Financial Ratios are met on not less than two consecutive scheduled testing dates (in respect of the Debt Service Coverage Ratio) or one scheduled testing date (in respect of the Loan to Value Ratio), or (ii) if one Financial Ratio has been breached, upon such time as such Financial Ratio is met on not less than two consecutive testing dates (in respect of the Debt Service Coverage Ratio) or one scheduled testing date (in respect of the Loan to Value Ratio) (each such event described in clauses (i) and (ii), a "Cash Trap Cure"), a Cash Trap Period shall cease to exist, future Rental

Income and other revenue from the Project shall no longer be required to be paid into the Cash Trap Account and any and all amounts on deposit in the Cash Trap Account and in the Financial Covenant Reserve Account shall be disbursed to the Borrower. Notwithstanding anything to the contrary contained in the foregoing, if Borrower effects a Covenant Cure after the thirty (30) day cure period with respect to such Covenant Cure has expired, Borrower shall have the right to submit a Compliance Certificate (with respect to each Financial Ratio that has been breached) on any testing date for the applicable Financial Ratio occurring after the most recent Cash Trap Event (which testing date, in the case of a breach of the LTV Ratio, may be a DSCR Testing Date so long as any Compliance Certificate confirming the LTV Ratio is based on an Appraisal of the Property obtained by Borrower at Borrower's sole cost and expense, which Appraisal shall not older than thirty (30) days as of the applicable testing date). If such Compliance Certificate shows compliance with each Financial Ratio as of such testing date, a Cash Trap Cure shall be deemed to have occurred and a Cash Trap Period shall cease to exist, future Rental Income and other revenue from the Project shall no longer be required to be paid into the Cash Trap Account and any and all amounts on deposit in the Cash Trap Account and in the Financial Covenant Reserve Account shall be disbursed to the Borrower.

          (g) Prior to payment in full of the Obligations, the Borrower acknowledges and agrees that the Cash Trap Account and Financial Covenant Reserve Account (and all sub-accounts thereof) are subject to the sole dominion, control and discretion of the Lender, its authorized agents or designees, subject to the terms hereof. Prior to payment in full of the Obligations, the Borrower shall not have the right of withdrawal with respect to the Cash Trap Account and the Financial Covenant Reserve Account except with the prior written consent of the Lender.

          (h) To secure the full and punctual payment and performance of the Obligations, Borrower hereby grants to the Lender a first priority continuing security interest in and to the Account Collateral. The Lender shall have with respect to the Account Collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the Uniform Commercial Code, as if such rights and remedies were fully set forth herein.

          (i) Notwithstanding anything to the contrary contained herein, the Lender shall not be bound by the calculation of a Financial Ratio set forth in any Compliance Certificate delivered under this Section 4, and the Lender shall have the right, at its sole cost and expense (except for the cost of obtaining any Appraisal required to be obtained by the Borrower pursuant to Section 7.1 or any other provision hereof, which shall be obtained at the Borrower's sole cost and expense), to (re-) calculate the applicable Financial Ratio in its sole discretion and any such calculation by the Lender shall be binding on Borrower and be conclusive absent manifest error.

                             5. NEGATIVE COVENANTS

     The Borrower hereby covenants and agrees that, from the date hereof and until the Obligations have been paid in full and all other obligations hereunder shall have been performed and discharged, it shall comply at all times with the following negative covenants:

     5.1 Changes in Organizational Documents.

     The Borrower shall not amend or modify, or permit the amendment or modification of, in any material respect, the Borrower's Organizational Documents and the Borrower shall not, to violate or breach any term or condition of the Borrower's Organizational Documents. The initial managing member of the Borrower is Tech (GER) 17-1 B.V., a Dutch B.V., provided that any substitute managing member shall be subject to the review and approval of Lender.

     5.2 Transfer of Land and Improvements.

     Except for Permitted Transfers, the Borrower shall not voluntarily or by operation of law, directly or indirectly, sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any interest whether nominal, beneficial or otherwise in or any part of its interest in the Land or the Improvements, without the prior written consent of the Lender having been obtained. Any transaction which is prohibited under this Section 5.2 shall be null and void to the extent permitted by applicable Law. The Lender shall not be under any obligation to allege or show any impairment of the Collateral, and the Lender may pursue any legal or equitable remedies for default, without such allegation or showing, notwithstanding the foregoing.

     5.3 Change in Ownership.

     Except for Permitted Transfers, the Borrower shall not cause or permit sales, pledges, encumbrances, conveyances, transfers or assignments of interests in the Borrower (whether owned directly or through other entities) without the prior written consent of the Lender.

     5.4 Liquidations, Mergers, Consolidations, Acquisitions.

     Except for Permitted Transfers, the Borrower shall not dissolve, liquidate or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person or sell all or substantially all of the Borrower's assets.

     5.5 Breach of Documents.

     The Borrower shall not, commit any act, or permit any act to occur, which would, in any manner, give rise to a breach of any term, covenant or condition on Borrower's part to be performed under any Lease or any other contract to which the Borrower is a party or by which it or the Project is bound.

     5.6 Judgments.

     The Borrower shall not permit any final judgment obtained against it to remain unpaid for a period of thirty (30) days following the entry thereof without obtaining a stay of execution or causing such judgment to be bonded.

     5.7 Leasing of Premises.

     The Borrower shall not, without the prior written approval of the Lender, terminate, amend, modify, extend, accept the surrender of, forfeit or waive any right under any Lease and any Lease guaranty, including the Actebis Lease Guaranty, or enter into any Lease. The Borrower shall not agree to any pre-payment, offsetting in advance or deduction of any Rental Income payable by the tenant under any Lease, exercise any option, election, waiver or discretion to transfer the right to recover any VAT on Rental Income, provided, however, that to the extent the Actebis Lease obligates Borrower to make or allow to be made any application for planning permission or implement or allow to be implemented any planning permission in relation to the Project (including the Expansion Structure), Lender's consent thereto shall not be required unless Borrower's consent to any such action is required by the terms of the Actebis Lease (including, without limitation, and Schedule 6 to the Actebis Lease). Borrower shall deliver a true and complete copy of the Actebis Lease and any and all other Leases to the Lender.

     5.8 Material Adverse Change.

     No Material Adverse Change in the business, assets, operation or condition, financial or otherwise, of the Borrower shall occur.

     5.9 Conduct of Business.

     The Borrower shall not engage in any business other than acting as the owner of the Project. The Borrower shall not (i) conduct any business or activity not expressly permitted by its Organizational Documents or (ii) own or lease any real property or personal property other than the Project.

     5.10 Creation of Liens.

     Except as specifically contemplated by the Loan Documents, the Borrower shall not at any time create, incur, assume or suffer to exist or be created, or permit any pledge of, or any deed of trust, mortgage, Lien (including any Lien or other encumbrance authorized by Environmental Laws), charge, security interest or encumbrances of any nature with respect to the Land or the Improvements, or assign, pledge or in any way transfer or encumber its rights to receive income from the Land or the Improvements or any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree to become liable to do so. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have a grace period of ten (10) Business Days in which to discharge or cause to be discharged any Lien provided the security of the Mortgage is not impaired by such Lien.

     5.11 Value of Collateral.

     The Borrower shall not take any action the intent or effect of which is to cause any material impairment of the value of any Collateral.

     5.12 Material Alterations.

          (a) The Borrower may only make or permit any Person to make any Material Alteration to the Project or make any application for planning permission or implement any planning permission in relation to the Project (including the Expansion Structure after it has been completed) if the Lender has given its prior written consent and if, in the reasonable discretion of the Lender, such alteration will not have a material adverse effect on the value of the Project, the financial condition of the Borrower and the ability of the Borrower to perform and comply with its obligations under the Loan Documents.

          (b) The Borrower shall promptly forward to the Lender any materials provided by Actebis to the Borrower under Schedule 6 to the Actebis Lease. Notwithstanding anything to the contrary contained in the foregoing, the Borrower shall obtain Lender's prior written consent with respect to any matter related to the Expansion Structure to the extent Borrower's consent is required
(i) with respect to any change of plans or scope of the Expansion Structure as set forth in the Actebis Lease and (ii) to any waiver of any requirements of Actebis under Section 1.2 or 1.3 of Schedule 6 to the Actebis Lease.

     5.13 Transfer of Personalty.

     The Borrower shall not voluntarily or by operation of law, directly or indirectly, sell, assign, transfer, encumber, pledge, mortgage, hypothecate, convey or otherwise dispose of any interest in or any part of any personalty owned by Borrower and located upon the Land or the Improvements or used or intended to be used by Borrower in connection therewith; provided that the Borrower may dispose of any personal property as long as the same is promptly replaced with personal property that is the functional equivalent of the replaced property within such time as would not impair the operation of the Project.

     5.14 Disposition of Rental Income.

     The Borrower shall not consent to or commit any sale, conveyance, pledge, mortgage, hypothecation or other disposition of any Rental Income.

     5.15 Indebtedness.

     The Borrower shall not at any time create, incur, assume or suffer to exist any Indebtedness except the Loan, any Affiliate Indebtedness permitted by
Section 4.6 or trade debt in the ordinary course of business.

     5.16 Dividends/Distributions.

     While an Event of Default exists, the Borrower shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its limited liability company interests.

     5.17 Materials and Fixtures.

     The Borrower shall not use any materials, furnishings, fixtures or equipment intended to become a part of the Improvements that are under lease or that have been purchased upon a conditional bill of sale or to which Borrower does not have absolute and unencumbered title.

     5.18 Pension Plans and Benefit Arrangements.

     Neither the Borrower nor any member of the ERISA Group will establish any Plan or Benefit Arrangement or contribute to any Multiemployer Plan.

     5.19 Debt Cancellation.

     Borrower shall not cancel or otherwise forgive or release any material claim or debt owed to Borrower by a Person, except for adequate consideration or in the ordinary course of Borrower's business.

     5.20 Certain Restrictions.

     Borrower shall not enter into any agreement, which expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

     5.21 No Subsidiaries.

     Borrower shall not create any subsidiaries or otherwise acquire any Equity Interest in any entity without the prior written consent of the Lender.

     5.22 Place of Business.

     Borrower shall not change its chief executive office or its principal place of business or place where its books and records are located unless Borrower gives Lender thirty (30) days prior written notice of the change.

     5.23 Identity.

     Borrower shall not change its name, identity or organizational structure in any manner which might make any financing or continuation statement filed in connection therewith seriously misleading within the meaning of Section 9-507 of the UCC (or any other applicable provision of the UCC), unless Borrower gives Lender thirty (30) days prior written notice of the change.

     5.24 Anti-Terrorism Laws.

     Neither the Borrower nor its Affiliates and agents shall (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its sole discretion, confirming Borrower's compliance with this Section 5.23.

                            6. CONDITIONS TO LENDING

     6.1 Conditions to Disbursement of the Initial Advance.

     The Lender's obligation to close the loan and make the Initial Advance shall be subject to the satisfaction of all requirements set forth on Exhibit A hereto and to the satisfaction of the following conditions:

          (a) No portion of the Improvements shall have been damaged by fire or other casualty and no condemnation or taking of the Land or the Improvements or any material portion thereof shall be pending or threatened;

          (b) The Lender shall have received all duly executed Loan Documents on or before the Closing Date and the Mortgage and all other documents to be placed of record shall have been duly recorded and filed in all appropriate offices;

          (c) The security interest in all property described in the Loan Documents shall have been duly perfected and shall be a valid and enforceable first Lien, subject only to Permitted Encumbrances;

          (d) The Borrower shall have paid to the Lender the Closing Fee applicable to the Initial Advance on or before the Closing Date (which Closing Fee may, at the election of Borrower, be paid from the proceeds of the Initial Advance);

          (e) All Governmental Approvals then obtainable shall be in full force and effect, and no notices of violation or revocation with respect thereto shall have been received which have not been cured to the satisfaction of the applicable Official Body;

          (f) No Event of Default or Potential Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents;

          (g) No Material Adverse Change shall have occurred with respect to the Borrower or the Project;

          (h) The Debt Service Coverage Ratio shall be at least 140% and the Loan to Value Ratio shall not exceed 70%;

          (i) The representations and warranties of the Borrower contained in
Article 8 hereof shall be true and accurate in all material respects on and as of the date of the disbursement of the Initial Advance with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower shall have performed and complied with all covenants and conditions hereof.

Upon satisfaction of the foregoing conditions, the Lender shall fund the Initial Advance.

     6.2 Conditions to Disbursement of Future Advance.

          (a) Lender's obligation to make the Future Advance shall be subject to the satisfaction of the following conditions:

               (i) The Lender shall have received a request from the Borrower to fund the Future Advance; provided that the Borrower may request such Future Advance on a one-time basis only and the closing and funding of the Future Advance shall occur on a Borrowing Date during the period commencing on the Commencement Date (as defined in the Actebis Lease) and expiring on the third anniversary of such Commencement Date;

               (ii) the term of the Future Advance shall be coterminous with the Initial Advance;

               (iii) the Borrower shall have completed all construction of the improvements comprising the Expansion Structure in accordance with plans and specifications reasonably approved by Lender and in compliance with all applicable Laws, and the Borrower shall have received all necessary or required governmental approvals evidencing such compliance (such as, by way of example, certificate(s) of occupancy);

               (iv) Actebis and the Borrower shall have entered into an amendment to the Actebis Lease for the Improvements (including the Expansion Structure) or entered into a new Lease for the Expansion Structure and the Lender shall have received a true and correct copy of such amendment or new Lease; Actebis shall have taken occupancy of the Expansion Structure and commenced paying rent with respect thereto, which rent (for occupancy of the Expansion Structure only) shall be equal to the product of (x) the sum of the 10-year Euroswap rate as of the execution of the amendment or new Lease plus 437 basis points and (y) the principal amount of the Future Advance; the Actebis Lease, as so amended, shall be in full force and effect; and the Actebis Lease Guaranty, which shall guarantee the obligations of Actebis under the Actebis Lease, as amended, shall be in full force and effect;

               (v) the Actebis Lease (including any amendment thereto covering the Expansion Structure) shall have been extended for, and any new Lease with Actebis covering the Expansion Structure shall have a term of, fifteen (15) years from the date of completion of the Expansion Structure;

               (vi) the Future Advance shall be documented to Lender's satisfaction (including, without limitation, a new note or amendment to the existing Note, any mortgage spreader agreements, assignment of rents and leases, security agreements and any and all joinders or ratifications by any indemnitors of the loan secured by the Mortgage deemed necessary by Lender) and the Borrower shall have complied with Lender's requirements pertaining to title and survey with respect to the Expansion Structure and the lien of the Mortgage;

               (vii) the Borrower shall pay all of Lender's costs (including, without limitation, out-of-pocket third party expenses, attorney's fees and reasonable underwriting/processing fees) in underwriting and documenting the Future Advance and the Expansion Structure;

               (viii) No portion of the Improvements (including the Expansion Structure) shall have been damaged by fire or other casualty and no condemnation or taking of the Land or the Improvements or any material portion thereof shall be pending or threatened;

               (ix) No Event of Default or Potential Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents;

               (x) No Material Adverse Change shall have occurred with respect to the Borrower or the Project;

               (xi) The Lender shall have received a new Appraisal, dated no more than thirty (30) days prior to the disbursement of the Future Advance, in form and substance satisfactory to the Lender;

               (xii) The Lender shall have received all documents required to be delivered by Actebis under Schedule 6 to the Actebis Lease and all conditions set forth in Section 1.3 of such Schedule 6 shall have been met as reasonably determined by the Lender.

               (xiii) The Debt Service Coverage Ratio (including debt service with respect to the Future Advance) shall be at least 140% and the combined Loan to Value Ratio for the Initial Advance and the Future Advance (and the Project including the Expansion Structure) shall not exceed 70% (if the Future Advance is made on or before the third anniversary of this Agreement and 65% thereafter);

               (xiv) The representations and warranties of the Borrower contained in Article 8 hereof shall be true and accurate in all material respects on and as of the date of the disbursement of the Future Advance with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower shall have performed and complied with all covenants and conditions hereof;

               (xv) The Borrower shall have paid to the Lender the Closing Fee applicable to the Future Advance, together with any accrued Commitment Fees, on or before the funding date of the Future Advance (which Closing Fee, together with any accrued Commitment Fees, may, at the election of Borrower, be paid from the proceeds of the Future Advance);

               (xvi) The Lender shall have received such evidence of Borrower's satisfaction of the conditions set forth in this Section 6.2, including, without limitation, certified copies or originals, as applicable, of the documents to be delivered hereunder, authorizing resolutions, legal opinions with respect to the due execution, authority and enforceability of any Loan Documents executed by the Borrower in connection with the Future Advance, incumbency certificates and officer certificates; and

               (xvii) The Lender shall have received such other and further approvals, opinions, documents and information as the Lender may reasonably request in form and substance satisfactory to the Lender.

          (b) In the event the conditions precedent to the Future Advance set forth in Section 6.2(a) are not satisfied as determined by the Lender in its sole discretion and the Lender thereafter disapproves the Borrower's written request for the Future Advance, the Borrower shall nonetheless pay the Lender's out-of-pocket third party expenses and attorney's fees in underwriting and reviewing the Borrower's request for the Future Advance within thirty (30) days of receipt of invoice(s) therefor.

                           7. REPORTING REQUIREMENTS

     7.1 Appraisals, Environmental Reports and Title Reports.

          (a) Appraisal. In addition to the Appraisal required prior to the Closing Date, until the Obligations are repaid in full, the Lender shall have the right at any time and from time to time, but no more frequently than once every two calendar years prior to the occurrence of an Event of Default or prior to such time that Lender reasonably believes that there has been a breach of the Loan to Value Ratio covenant contained in Section 4.27, to obtain an Appraisal with respect to the Project, which Appraisal shall be at the sole cost and expense of the Borrower. After the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, the Lender shall have the right to obtain such Appraisals as it may require at the sole cost and expense of the Borrower without limitation.

          (b) Environmental Reports. Within forty-five (45) days following the request of the Lender, which may be made at any time following the occurrence and during the continuance of an Event of Default, or if the Lender has reason to believe there has been a breach of the environmental covenants or environmental representations and warranties contained in the Loan Documents until the Obligations have been repaid in full, the Borrower shall cause an environmental report of the Project to be prepared at the Borrower's sole cost and expense, which environmental report will be in form and performed by a consultant approved by the Lender, and if the Borrower does not respond to the Lender's request within thirty (30) days, the Lender may cause an environmental report of the Project to be performed and, upon demand, the Borrower will reimburse the Lender, for all reasonable costs incurred.

          (c) Intentionally Omitted.

     7.2 Financial Reports.

     Until the Obligations are repaid in full, the Borrower shall furnish or cause to be furnished to the Lender, the financial reports and information listed on Exhibit C hereto.

     7.3 Data Failure.

     In the event of any failure to timely provide any of the reports, information, statements or other materials referred to above or in Exhibit C or in the event any such statements or other materials shall be materially inaccurate or false, or in the event of the failure of the Borrower to permit the Lender or its representatives to inspect the Borrower's books and records upon request, an Event of Default shall exist hereunder if Borrower does not cure such failure within ten (10) Business Days following receipt by Borrower of written notice thereof.

                       8. REPRESENTATIONS AND WARRANTIES

     The Borrower hereby warrants and represents to the Lender (each as to itself) as of the date hereof as follows:

     8.1 Due Formation, Capacity.

     The Borrower is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to own and operate the Project, and to conduct its affairs as now being conducted and as proposed to be conducted. The Borrower shall not reorganize in another state during the term of the Loan.

     8.2 Power and Authority.

     The Borrower has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which each is a party and to perform its obligations hereunder and thereunder and all such actions have been duly authorized by all necessary proceedings on its part.

     8.3 Validity and Binding Effect.

     This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower to the extent they are a party thereto. This Agreement and the other Loan Documents constitute, or will constitute, legal, valid and binding obligations the Borrower, to the extent it is a party thereto, enforceable against them in accordance with their respective terms.

     8.4 No Conflict.

     Neither the execution and delivery of this Agreement, the other Loan Documents, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will conflict with, constitute a default under or result in any breach of the terms and conditions of the Borrower's Organizational Documents or any Governmental Approval, any applicable Law or any material agreement, instrument, order, writ, judgment, injunction or decree to which the Borrower is a party or by which it is bound, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower (other than Liens granted under the Loan Documents). Except for those obtained or filed on or prior to the Closing Date (true, correct and complete copies of which have been provided to the Lender), the Borrower is not required to obtain any consent, approval or authorization from or to file any declaration or statement with, any Official Body or any other third party in connection with the execution, delivery or performance of the Loan Documents.

     8.5 Other Agreements.

     The Borrower is not a party to any agreement or instrument that materially and adversely affects its present or proposed business, properties or assets, operation or conditions, financial or otherwise or is in default of the performance, observance, or fulfillment of any of the material obligations, covenants or conditions set forth in any material agreement or instrument to which it is a party.

     8.6 No Potential Default or Event of Default.

     No Potential Default has occurred and no condition exists or will be caused by any disbursement of the Loan, which will constitute a Potential Default or Event of Default.

     8.7 No Litigation or Investigations.

     There is no pending or, to Borrower's knowledge, threatened litigation or governmental investigation (or any basis therefor known to the Borrower) which questions the capacity, ability or authority of the Borrower to execute, deliver and perform the provisions of the Loan Documents to which it is a party, or if determined adversely to the Borrower, would reasonably be expected to cause a Material Adverse Change.

     8.8 Financial Statements and Other Information.

     The financial statements and other financial data furnished by the Borrower to the Lender are true and correct in all material respects and present fairly the financial condition of the Borrower and each other Person covered thereby. All other information given to the Lender pursuant to the requirements of Exhibit A hereto by and with respect to the Borrower or the Project, including, without limitation, the rent roll and leasing proforma attached hereto as Exhibit D, is accurate, correct and complete in all material respects. The Borrower has no liabilities except for the Loan and any other liabilities created by or permitted under the Loan Documents. All surveys, plot plans and similar documents heretofore furnished by the Borrower to the Bank with respect to the Improvements are accurate and complete in all material respects as of their respective dates.

     8.9 Impositions.

     All returns for Impositions required to have been filed by Borrower have been timely filed, and payment has been made or will be made within any permitted extension period, or will be made prior to the date upon which any penalty or fine may be imposed, for all Impositions which have or may become due pursuant to said returns or to assessments received.

     8.10 Title Aspects.

     Borrower is the sole owner (Alleineigentumer) of the Land and Improvements free and clear of any Liens, subject only to Permitted Encumbrances. Borrower has been granted all easements appropriate for the use and operation of the Improvements, and any mortgage liens now or hereafter affecting any land burdened by such easements are subordinate to such easements. There are no outstanding options to purchase, rights of first refusal to purchase or rights of first offer to purchase affecting any part of the Project other than statutory preemption rights in favor of the City of Soest, Germany and the City of Bad Wunnenberg which will be waived prior to the Initial Advance.

     8.11 Zoning and Governmental Approvals.

     The use and occupancy of the Improvements conforms to all applicable Laws, all existing Governmental Approvals and all covenants, conditions and restrictions contained in a deed, lease or other instrument or agreement covering or affecting all or any portion of the Land. All Governmental Approvals have been obtained and are valid and in full force and effect.

     8.12 Utilities.

     All utility and municipal services necessary for the use and occupancy of the Improvements are available and have sufficient capacity to operate the Improvements for their intended purposes, including water supply, storm and sanitary sewer facilities, electricity and telephone facilities. All impact, connection or other requisite fees for such services have been paid.

     8.13 No Casualty or Taking.

     None of the Project has been damaged by fire or other casualty which is not now fully restored and no notice of taking by eminent domain or condemnation of any of the Project has been received and Borrower has no knowledge that any taking is contemplated.

     8.14 Security Interests.

     The Borrower's organizational number (as such term is used in Section 9-516 of the Uniform Commercial Code) is 4524048. The location and chief executive office and principal place of business of Borrower is as listed on Schedule I to this Agreement and Borrower has no other places of business. Borrower does not conduct its business in any "also known as", or "doing business as" names or by any other name. Borrower will not change its name or its form of entity without the Lender's prior written consent.

     8.15 Lien of Mortgage.

     The Lien granted to the Lender pursuant to the Mortgage constitutes and will, upon proper recording, constitute a valid perfected first-priority Lien under applicable Law, and the property secured thereby is subject to no other Liens or encumbrances except for the Permitted Encumbrances. All action as is necessary or advisable to establish such Lien and its priority, as described in the preceding sentence, including recordation of the Mortgage in the appropriate offices, will be taken promptly on the Closing Date, and there will be, upon execution, delivery and recordation of the Mortgage, no necessity for any further action in order to protect, preserve and continue such Lien and such priority.

     8.16 Compliance with Laws.

     The Borrower is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section
8.18 [Environmental Matters]) in all jurisdictions in which Borrower is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

     8.17 Anti-Terrorism Laws/Anti-Money Laundering

          (a) Neither the Borrower nor any Affiliate of the Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

          (b) Executive Order No. 13224.

     Neither the Borrower nor any Affiliate of the Borrower, or its respective agents acting or benefiting in any capacity in connection with the Loan or other transactions hereunder, is any of the following (each a "Blocked Person"):

               (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

               (iii) a Person or entity with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

               (iv) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

               (v) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

               (vi) a person or entity who is affiliated or associated with a person or entity listed above.

     Neither Borrower or to the knowledge of Borrower nor any of its respective agents acting in any capacity in connection with the Loan, any letters of credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

          (c) The Borrower expressly confirms to the Lender that all funds to be made available to it under the Loan Documents will be drawn for its own account and that it is the economic beneficiary (wirtschaftlich Berechtigter) within the meaning of Section 8 of the German Money Laundering Act (Geldwaschegesetz).

     8.18 Environmental Matters.

          (a) The Borrower has not received any Environmental Complaint, whether directed or issued to Borrower or, to Borrower's knowledge, relating or pertaining to any prior owner, operator or occupant of the Land.

          (b) Other than as disclosed in the Environmental Report, no activity conducted by the Borrower at the Land is being or has been conducted in violation of any Environmental Law, any Required Environmental Permit or any order or directive issued pursuant to Environmental Laws by an Official Body.

          (c) Except as described in the Environmental Report, there are no Regulated Substances present on, in, under, or emanating from, or emanating to, the Land or any portion thereof, including the Improvements, which result in Contamination and, individually or in the aggregate, cause or result in a Material Adverse Change.

          (d) Borrower has any Required Environmental Permits and any such Required Environmental Permits are in full force and effect.

          (e) Borrower has submitted to an Official Body and/or maintained, as the case may be, all Required Environmental Notices.

          (f) Except as described in the Environmental Report, no structures, Improvements, equipment, fixtures, impoundments, lagoons, pits or aboveground or underground storage tanks located on the Land contain or use, except in compliance with Environmental Laws, Required Environmental Permits and/or any orders or directives issued by an Official Body pursuant to Environmental Laws, Regulated Substances or otherwise are operated or maintained except in compliance with Environmental Laws, Required Environmental Permits and/or any orders or directives issued by an Official Body pursuant to Environmental Laws.

          (g) No facility or site to which the Borrower, either directly or indirectly by a third party has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or, except as described in the Environmental Report, is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body.

          (h) Except as described in the Environmental Report, no portion of the Land is identified, or proposed to be identified, on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body, nor, except as described in the Environmental Report, is any property adjoining or in the proximity of the Land identified or proposed to be identified on any such list.

          (i) No portion of the Land constitutes an Environmentally Sensitive Area such that any affected portions of the Land, individually or in the aggregate, would result in a Material Adverse Change.

          (j) Borrower has not received any Notice that a Lien or other encumbrance authorized by Environmental Laws exists against the Land.

          (k) There are no reports, assessments, tests, studies, analyses or other information confirming the presence of Toxic Mold at the Project, to the knowledge of the Borrower, there is no Toxic Mold present at the Project and there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower at law or equity before any Official Body setting forth allegations relating to or a cause of action for personal injury (including but not limited to death), property damage, direct recovery or contribution or indemnity for the costs associated with the performance of remedial actions or direct recovery or contribution or indemnity for the costs associated with demolition, redesign, reconstruction, rebuilding or repair of any improvements.

     8.19 Insurance.

     All insurance policies and bonds furnished to the Lender by the Borrower are valid and in full force and effect. No notice has been given and no grounds presently exist to cancel or void any of such policies or bonds or to reduce the coverage provided thereby. In the Borrower's reasonable judgment, such policies and bonds provide adequate coverage in amounts sufficient to insure the assets and risks of the Borrower in accordance with prudent business practices.

     8.20 Solvency.

     The Borrower are Solvent as of the Closing Date and will be Solvent after giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the security interests granted therein and the payment of all fees related thereto.

     8.21 Leases.

     The Borrower represents and warrants, with respect to the Actebis Lease and any and all other Leases, that:

          (a) The Borrower is the sole owner of the entire lessor's interest in the Actebis Lease, the Actebis Lease Guaranty and any other Leases;

          (b) The Actebis Lease, the Actebis Lease Guaranty and all other Leases are in full force and effect and are the legal, valid, binding and enforceable obligation of each of the Borrower and the tenants (and, with respect to the Actebis Lease Guaranty, the Actebis Guarantor) thereunder;

          (c) On and after the Closing Date, none of the rents reserved in the Actebis Lease and all other Leases have been assigned or otherwise pledged or hypothecated;

          (d) None of the tenants under the Actebis Lease or any other Lease has any option to purchase, right of first refusal to purchase or right of first offer to purchase any part of the Project; and

          (e) No third party has any possessory interest in, or right to occupy, the Project except under and pursuant to the Actebis Lease and any other Leases.

     8.22 Survival of Representations.

     The Borrower agrees that all of the representations and warranties of the Borrower set forth in Article 8 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any of the Obligations or any other amount remains owing to the Lender under this Agreement or any of the other Loan Documents by the Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by the Borrower shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or on its behalf.

                           9. INTENTIONALLY OMITTED.

                           10. DEFAULTS AND REMEDIES

     10.1 Events of Default.

     The following shall be deemed to be Events of Default under this Agreement (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

          (a) The Borrower shall fail to make any principal payment due under the Loan or shall fail to pay any interest on the Loan owing hereunder or under the other Loan Documents after such principal, interest or other scheduled payment shall become due and payable in accordance with the terms hereof unless the failure to pay is caused solely by an administrative or technical error in the transmission of funds and such failure is remedied within two (2) Business Days;

          (b) Any representation or warranty made at any time by the Borrower herein or in any other Loan Document, or in any certificate, other instrument or written statement furnished by the Borrower pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

          (c) The Borrower shall fail to comply with any covenant or obligation contained in this Agreement or any of the other Loan Documents which calls for the payment of money, other than those monetary defaults expressly referred to in subsection 10.1(a) above, and shall not cure that failure within ten (10) days after written demand by the Lender;

          (d) The Borrower shall fail to comply with any covenant or obligation contained in this Agreement or any of the other Loan Documents, other than those defaults expressly referred to in the other subparagraphs of this Section 10.1, and shall not cure that failure within thirty (30) days after written notice thereof by the Lender to the Borrower or such shorter period of time for cure specified in any Loan Document (such grace period to be applicable only in the event such default can be remedied by corrective action of the Borrower as determined by the Lender in its sole discretion), provided that, in the event that such default cannot be remedied with reasonable due diligence during such thirty (30) day period, such default shall not constitute an Event of Default so long as Borrower continues with reasonable due diligence to attempt to remedy the same for such additional period of time as may be required not to exceed a total of ninety (90) days from the date of the giving of the written notice referred to above by the Lender;

          (e) Intentionally Omitted;

          (f) The Borrower shall cease to be Solvent or shall be unable to pay its debts as the same shall mature or there shall occur an Insolvency Event with respect to the Borrower, the Project or any of its other properties;

          (g) Any violation of the covenants contained in Section 5.2 or Section 5.3;

          (h) Any amendment, modification or supplement shall be made to the Organizational Documents of the Borrower which is prohibited by this Agreement or any other Loan Document;

          (i) Any final judgment(s) for the payment of money shall be entered against the Borrower, by a court having jurisdiction which is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry of such judgment(s);

          (j) There shall occur any uninsured material damage to or material loss, theft or destruction of any of the Collateral or the Project;

          (k) Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Borrower in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with their terms) or become or be judicially declared ineffective or inoperative or shall in any way cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

          (l) The Collateral or any other of the Borrower's assets are attached, seized, levied upon or subjected to a writ or distress warrant, or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of;

          (m) Any action or proceeding is commenced, excepting an action to foreclose the lien of the Mortgage or to collect the indebtedness thereby secured, to which action or proceeding the Lender is made a party by reason of the execution of the Mortgage or the Note, or in which it becomes necessary to defend or uphold the lien of the Mortgage, or the priority thereof or possession of the Land and the Improvements, or otherwise protect the security under the Mortgage;

          (n) Any party shall obtain an order or decree in any court of competent jurisdiction enjoining or prohibiting the Lender or the Borrower from carrying out the terms and conditions of any of the Loan Documents and such order or decree is not vacated or stayed within ten (10) days after the filing thereof;

          (o) Any Lien or encumbrance which is not bonded and discharged as required hereunder other than a Permitted Encumbrance, is entered against the Land or Improvements;

          (p) The Borrower shall fail to comply with Section 5.24;

          (q) Intentionally Omitted;

          (r) Intentionally Omitted;

          (s) The Loan to Value Ratio covenant is breached and not cured as prescribed in Section 4.27(c) hereof; and

          (t) The Debt Service Coverage Ration covenant is breached and not cured as prescribed in Section 4.27(c) hereof .

     10.2 Remedies.

     If an Event of Default shall occur, the Lender may exercise any or all of the following rights and remedies, any other rights and remedies set forth elsewhere herein or in the other Loan Documents, and any and all other remedies available to the Lender at law or in equity:

          (a) the Lender may declare the unpaid principal amount of the Note then outstanding and all interest accrued thereon and all other indebtedness of the Borrower to the Lender hereunder and thereunder to be immediately due and payable;

          (b) the Lender shall have the right to set-off, appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of all of the Obligations;

          (c) the Lender shall have the right to foreclose on its Collateral;

          (d) whether or not the Lender shall have accelerated the maturity of the Loan pursuant to any of the foregoing provisions of this Section 10.2 and whether or not the Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents, the Lender may proceed to protect and enforce the Lender's rights by suit in equity, action at law and/or other appropriate proceeding, for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents and, as to any amount that shall have become due, by declaration or otherwise, proceed to enforce the payment thereof and to enforce any other legal or equitable right of the Lender;

          (e) until all Obligations have been paid in full, any and all proceeds received by the Lender from any sale or other disposition of any Collateral, or any part thereof or the exercise of any other remedy by the Lender, shall be applied as follows or in any other order determined by Lender in its sole discretion in accordance with applicable Law:

               (i) first, to reimburse the Lender for out-of-pocket costs, expenses and disbursements, including without limitation, reasonable attorneys' fees and legal expenses actually incurred by the Lender in connection with realizing on any Collateral or collection of any obligations of the Borrower under any of the Loan Documents, including advances made subsequent to an Event of Default by the Lender for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, including without limitation advances for Impositions, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

               (ii) second, to the repayment of all Obligations in the order determined by the Lender in its discretion;

               (iii) the balance, if any, as required by Law.

          (f) The Lender shall have all of the rights and remedies contained in this Agreement and the other Loan Documents (including the right to appoint a receiver and all other rights described in the Loan Documents). In addition, the Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and nonexclusive, to the extent permitted by Law.

          (g) The Lender shall have the further right, to enter the Land and Improvements and take any and all actions necessary, in its judgment, to secure, protect and preserve the Improvements and any materials or supplies located on the Land. In any event, all reasonable sums actually expended by Lender in exercising its rights hereunder or under the other Loan Documents will be secured by the Mortgage and all other Loan Documents and shall bear interest at the Default Rate.

          (h) All Liens granted under the Loan Documents shall secure ratably and on a pari passu basis the Obligations in favor of the Lender hereunder and under the other Loan Documents.

     10.3 Notice of Sale.

     Any notice required to be given by the Lender of a sale, lease, or other disposition of any Collateral or any other intended action by the Lender, if given ten (10) Business Days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

     10.4 Protective Advances.

     The Lender may in its sole discretion make protective advances available to the Borrower to preserve or protect the Collateral securing the Loan or the Liens, security interests or other rights with respect to the Collateral, or to enforce or collect the Loan, including, without limitation, expenses for taxes, insurance, utilities, senior liens, performing obligations of Borrower, and maintenance and repair of the Improvements (including, without limitation, any amount expended to make the Project comply with requirements of Law or to avoid or satisfy any Lien on the Collateral). The Lender is irrevocably authorized by the Borrower to pay the proceeds of any such protective advances directly to the Person entitled to the relevant payment. Any protective advance shall be treated as a Loan and accrue interest accordingly and shall be repayable promptly upon demand.

     11. MISCELLANEOUS

     11.1 Modifications, Amendments or Waivers.

          (a) The Lender and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document (except as otherwise expressly provided herein) or the rights of the Lender or the Borrower hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind the Lender and the Borrower.

     11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

     No course of dealing and no delay or failure of the Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Lender under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     11.3 Reimbursement and Indemnification of the Lender by the Borrower.

     The Borrower agrees unconditionally upon demand to pay or reimburse the Lender and its Affiliates, and each of their respective directors, trustees, officers, employees, members, shareholders, partners, representatives and agents (collectively, an "Indemnified Person") and to save such Indemnified Person harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or disbursements of any kind or nature whatsoever which may be actually incurred by such Indemnified Person in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by an Indemnified Person hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent the same results from such Indemnified Person's gross negligence or willful misconduct. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar Impositions (except for taxes on the overall net income of any Indemnified Person and except for franchise taxes) now or hereafter determined by the Lender to be actually due and payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save each Indemnified Person harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or other similar Impositions, except as otherwise provided herein.

     11.4 Value Added Tax.

     All consideration for supply or supplies for VAT purposes payable under a Loan Document by any Person to the Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to any party under a Loan Document, such party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT. Where a Loan Document requires any party thereto to reimburse the Lender for any costs or expenses, such party shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment of the VAT.

     11.5 Holidays.

     Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.2 with respect to Interest Periods), and such extension of time may be included in computing interest or fees, if any, in connection with such payment or action, except that the Loan shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.

     11.6 Funding by Branch, Subsidiary or Affiliate.

     (a) Notional Funding. The Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, subsidiary or affiliate (which for the purposes of this Section 11.6 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls the Lender) of the Lender to have made, maintained or funded any portion of the Loan, provided that immediately following (on the assumption that a payment was then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 3.12 than it would have been in the absence of such change. Notional funding offices may be selected by Lender without regard to the Lender's actual method of making, maintaining or funding the Loan or any sources of funding actually used by or available to the Lender.

     (b) Actual Funding. The Lender shall have the right from time to time to make or maintain any portion of the Loan by arranging for a branch, subsidiary or affiliate of the Lender to make or maintain such portion of the Loan subject to the last sentence of this


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

subsection 11.6(b). If the Lender causes a branch, subsidiary or affiliate to make or maintain any portion of the Loan hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such portion of the Loan to the same extent as if such portion of the Loan were made or maintained by the Lender, but in no event shall the Lender's use of such a branch, subsidiary or affiliate to make or maintain any part of the Loan hereunder cause the Lender or such branch, subsidiary or affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to the Lender (including any expenses incurred or payable pursuant to Section 3.12) which would otherwise not be incurred.

     11.7 Notices.

     All notices, requests, demands, directions and other communications (collectively, "notices") given to or made upon any party hereto under the provisions of this Agreement shall be in writing (including facsimile communication) unless otherwise expressly required hereunder and shall be delivered (or sent by facsimile followed by telephone conformation) to the respective parties at the addresses and numbers set forth on Schedule I hereto or in accordance with any subsequent written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (i) in the case of facsimile, when received (followed by hard copy by overnight courier), (ii) in the case of hand-delivered notice, when hand-delivered, and (iii) in the case of delivery by internationally recognized expedited prepaid commercial delivery service, with proof of delivery.

     11.8 Severability.

     The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     11.9 Governing Law.

     This Agreement shall be deemed to be a contract under the Laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the Laws of the State of New York without regard to its conflict of laws principles.

     11.10 Prior Understanding.

     This Agreement, together with the other Loan Documents, supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

     11.11 Duration; Survival.

     All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of the Loan and shall not be waived by the


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

execution and delivery of this Agreement, any investigation by the Lender, the making of the Loan, or payment in full of the Obligations in each case. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Note and Sections 3.12 and
11.3 hereof, shall survive payment in full of the Obligations.

     11.12 Successors and Assigns.

          (a) This Agreement shall be binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights and obligations hereunder or any interest herein. The Lender may, at its own cost, make assignments of or sell participations in all or any part of the Loan, as applicable, to one or more banks or other entities.

          (b) The Lender may furnish any publicly available information concerning Borrower and any other information concerning Borrower in the possession of the Lender from time to time to assignees and participants (including prospective assignees or participants).

     11.13 Counterparts.

     This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     11.14 Exceptions.

     The representations and warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

     11.15 No Third Parties Benefited.

     This Agreement is made and entered into for the sole protection and benefit of the Borrower and the Lender. No trust fund is created by this Agreement and no other Persons or entities will have any right of action under this Agreement or any right against the Lender to obtain any proceeds of the Loan.

     11.16 Authority to File Notices.

     The Borrower irrevocably appoints the Lender as its attorney-in fact, such appointment being coupled with an interest and with full power of substitution, to file for record, at the Borrower's cost and expense and in the Borrower's name, any notices that the Lender considers reasonably necessary or desirable to protect the Collateral. The Lender shall notify Borrower of any such filing.


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

     11.17 Publicity.

     The announcement of, and the issuance of any publicity with respect to, the Loan and the transactions contemplated hereby shall be subject to the prior written approval of the Lender and the Borrower, whose approval shall not be unreasonably withheld or delayed.

     11.18 Interpretation.

     Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the articles, sections, schedules and exhibits of this Agreement are for convenience only and do not define or limit any terms or provisions. In the event of a conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control.

     11.19 Status of Parties.

     It is understood and agreed that the relationship of the parties hereto is that of borrower and lender and that nothing contained herein or in any of the other Loan Documents shall be construed to constitute a partnership, joint venture or co-tenancy between the Borrower and the Lender.

     11.20 Brokerage Fee.

     The Borrower represents to the Lender that no broker or other Person is entitled to a brokerage fee or commission as a result of the Borrower's actions or undertakings in connection with the mortgage financing of the Improvements and agrees to hold the Lender harmless from all claims for brokerage commissions which may be made as a result of such actions or undertakings, if any.

     11.21 WAIVER OF JURY TRIAL.

     THE BORROWER AND THE LENDER EACH WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS RELATED TO ANY OF THE LOAN DOCUMENTS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES HERETO AND THE PARTIES ACKNOWLEDGE THAT NEITHER THE LENDER NOR ANY PERSON ACTING ON BEHALF OF IT HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PARTIES AGREE THAT THE OBLIGATIONS EVIDENCED BY THIS AGREEMENT ARE EXEMPTED TRANSACTIONS UNDER THE TRUTH-IN-LENDING ACT, 15 U.S.C.


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

SECTION 1601, ET SEQ. THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE MEANING OF THIS WAIVER PROVISION.

     11.22 CONSENT TO JURISDICTION.

     THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK AND APPELLATE COURTS FROM ANY APPLICABLE JURISDICTION THEREOF, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

     11.23 Time of Essence.

     Time is of the essence with respect to each obligation of the Borrower.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]


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

                    [SIGNATURE PAGE 1 OF 1 OF LOAN AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement under seal as of the day and year first above written.

                                        BORROWER:

                                        TECH LANDLORD (GER) LLC
                                        a Delaware limited liability company

                                        By: TECH (GER) 17-1 B.V.
                                            a Dutch B.V., its managing member


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        LENDER:

                                        WESTDEUTSCHE IMMOBILIEN BANK AG, a
                                        German corporation

                                        By:
                                            ------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------

                                 ACKNOWLEDGMENTS

STATE OF _______________________ )
                                 )  ss
COUNTY OF ______________________ )

     On this ___ day of ____________, 2008, before me, _____________, personally appeared ____________________, _____________ of TECH (GER) 17-1 B.V., a Dutch
B.V. and the managing member of TECH LANDLORD (GER) LLC, a Delaware limited liability company, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that s/he executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.

                                                       -------------------------
                                                       NOTARY PUBLIC

(seal)

My commission expires _____________